Exhibit 10.187
EXECUTION COPY

SHARE PURCHASE AGREEMENT
by and among
FOCUS MEDIA HOLDING LIMITED
and
ASTEROID MEDIA HOLDINGS LIMITED
and
FOCUS MEDIA HOLDING LIMITED,
as the Representative and Attorney-In-Fact
30 JULY 2010

-i-

TABLE OF CONTENTS (Continued)

-ii-

TABLE OF CONTENTS (Continued)

-iii-

INDEX OF EXHIBITS
Exhibit A	Acquired Shares and Acquired Percentage

-iv-

SHARE PURCHASE AGREEMENT
     THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of 30 July 2010, by and among Focus Media Holding Limited, a company organized under the laws of the Cayman Islands (the “Seller” and, sometimes referred to herein as the “Representative” in its capacity as the “Representative” under this Agreement and each of the Other Purchase Agreements), and Asteroid Media Holdings Limited, an exempted company incorporated in the Cayman Islands (the “Purchaser”). The Purchaser, the Seller and the Representative are referred to herein collectively as the “Parties” and individually as a “Party.” Capitalized terms used herein, but not defined herein, are defined in Article XI below.
     WHEREAS, the Seller owns beneficially and of record all of the issued and outstanding ordinary shares (the “Company Shares”) of Allyes Online Media Holding Limited, an exempted company incorporated in the Cayman Islands (the “Company”) set forth opposite the Seller’s name on Exhibit A attached hereto (the “Acquired Shares”), which Acquired Shares represent the percentage of the issued and outstanding Company Shares set forth opposite the Seller’s name on Exhibit A attached hereto (the “Acquired Percentage”);
     WHEREAS, the Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser, all of the Acquired Shares, in each case upon the terms and conditions set forth herein;
     WHEREAS, contemporaneously with the execution of this Agreement, the Purchaser shall enter into certain other purchase agreements (the “Other Purchase Agreements”), pursuant to which the Purchaser shall acquire, together with the Acquired Shares, 100% of the Company Shares;
     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants which are to be made and performed by the respective Parties, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereto, intending to be legally bound, hereby agrees as follows:
ARTICLE I
Purchase Transactions
     1.1 Purchase Price. The aggregate consideration to be paid by the Purchaser to the Seller for the Acquired Shares pursuant to this Agreement (the “Purchase Price”) shall be an amount equal to the product of (i) the Applicable Percentage multiplied by (ii) U.S. $200 million.
     1.2 Purchase and Sale of Acquired Shares.
     1.2.1 Basic Transactions. On the basis of the representations, warranties, covenants and other agreements contained herein and subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall purchase from the Seller, and the Seller shall sell and transfer to the Purchaser, free and clear of all Encumbrances, all of the Acquired Shares for an aggregate purchase price equal to the Purchase Price.

     1.2.2 Payment of the Purchase Price. At the Closing, the Purchaser shall pay the Purchase Price as follows: (i) the Purchaser shall deliver to the account(s) designated by the Seller, by wire transfer of immediately available funds, an amount in cash equal to the result of (A) the Purchase Price to the Seller, minus (B) $7,126,848.61 (the “Escrow Fund”), which Escrow Fund shall be denominated in U.S. dollars; and (ii) the Purchaser shall deposit the Escrow Fund into an escrow account (the “Escrow Account”) governed by the escrow agreement (the “Escrow Agreement”), dated as of the date hereof, by and among the Representative (on behalf of the Seller and certain other parties thereto), the Purchaser and the escrow agent thereunder (the “Escrow Agent”). Subject to the terms of the Escrow Agreement, the Escrow Account shall be available to the Purchaser to satisfy amounts owing to the Purchaser pursuant to Article V hereof.
     1.2.3 Register of Members. The Seller shall cause the Company’s register of members to be maintained outside of the Hong Kong Special Administrative Region of the People’s Republic of China on the Closing Date.
     1.3 Closing 1.3.1 . Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 10.1, and provided that the conditions to the Closing set forth in Article IX are satisfied or waived, the closing with respect to the transactions contemplated hereby (the “Closing”) is scheduled to take place at the offices of Kirkland & Ellis International LLP, 1102 HSBC Building, Shanghai IFC, 8 Century Avenue, Pudong New District, Shanghai 200120, PRC, commencing at 10:00 a.m. on August 3, 2010, or at such other time or place as is mutually agreed by the Purchaser and the Representative in writing. The date and time of the Closing are referred to herein as the “Closing Date”.
     1.4 Escrow. The Escrow Fund shall be used in accordance with the Escrow Agreement to satisfy Losses (if any) for which the Purchaser is entitled to indemnification or reimbursement in accordance with Article V hereof. The Purchaser and the Representative agree that, subject to the terms of the Escrow Agreement, upon expiration of a 180-day period from the Closing Date, the Escrow Agent shall pay to the Seller the amount by which (x) the remaining amount in the Escrow Account exceeds (y) the aggregate amount of any unresolved claims made by the Purchaser pursuant to Article V hereof.
     1.5 Withholding.
     The Purchaser (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement an amount or amounts equal to any Taxes required to be deducted and withheld with respect to the making of such payments under any applicable provision of law; provided, that (a) before making any such deduction or withholding, the Purchaser (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall give the Seller and the Representative written notice of the intention of the Purchaser (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) to make such deduction or withholding (such written notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least a reasonable period of time before such deduction or withholding is required, in order for the Seller and the Representative to obtain reduction of or relief from such deduction or withholding); and (b) the Purchaser (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall cooperate with the Seller and the Representative to the extent reasonable in efforts by such Seller and the Representative to obtain reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld and deducted pursuant to this Section 1.5 and timely paid to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by such Person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary in this Agreement, the Purchaser agrees that no such withholding shall be made with respect to any Taxes that may be payable by the Seller in connection with Circular 698 or in respect of PRC income Taxes.
ARTICLE II
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER
     As a material inducement to the Purchaser to enter into this Agreement and to acquire the Acquired Shares from the Seller in accordance with the terms hereof, the Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date that, except as set forth in the disclosure schedule delivered by the Seller to the Purchaser concurrently herewith (the “Seller Disclosure Schedule”) (with specific reference to the particular Section or subsection of this Article II to which the information set forth in such section of the Seller Disclosure Schedule relates; provided that any information set forth in one section of such Seller Disclosure Schedule shall be deemed to apply to each other Section or subsection of this Article II to which its relevance is reasonably apparent):
     2.1 Authority. The Seller has full power, authority and legal capacity to enter into this Agreement and the other Transaction Agreements to which the Seller is a party and to perform his, her or its obligations hereunder and thereunder.
     2.2 Execution and Delivery of Valid and Binding Agreements. This Agreement has been duly executed and delivered by the Seller, and this Agreement constitutes, and the other Transaction Agreements to which the Seller is a party (or to which the Representative is a party on the Seller’s behalf), when executed and delivered by the Seller (or the Representative on the Seller’s behalf) in accordance with the terms thereof shall each constitute a valid and binding obligation of the Seller, enforceable in accordance with its terms, subject to the effect of bankruptcy, or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity).
     2.3 No Breach. The execution and delivery by the Seller of this Agreement and the other Transaction Agreements to which the Seller is a party (or to which the Representative is a party on the Seller’s behalf), and the fulfillment of and compliance with the respective terms hereof and thereof by the Seller (or the Representative on the Seller’s behalf), does not and shall not (i) conflict with or result in a violation of, constitute a default under (whether with or without the giving of notice, the passage of time or both), result in a breach under, give any third party the right to modify, terminate or accelerate any obligation under any contract, commitment, understanding, arrangement, agreement or restriction of any kind relating to the Acquired Shares; (ii) result in the creation of any Lien upon the Seller’s assets, except where the failure of the above to be true would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Acquired Shares, or Encumbrance upon the Acquired Shares; or (iii) except as set forth in Section 2.3 of the Seller Disclosure Schedule or except where the failure of any of the following to be true would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Acquired Shares, require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to, any law, statute, rule or regulation to which the Seller is subject, or any agreement, instrument, order, judgment or decree to which the Seller is subject.
     2.4 Title to Company Shares. The Seller is the record and beneficial owner of all of Acquired Shares set forth on Exhibit A attached hereto. On the Closing Date, the Seller shall transfer to the Purchaser (in accordance with Section 1.2.1 hereof) good and marketable title to the Acquired Shares free and clear of all Encumbrances. The Acquired Shares are owned by the Seller free and clear of all Encumbrances. Except as set forth on Section 2.4 of the Seller Disclosure Schedule and except for the Acquired Shares, the Seller does not own and has no direct or indirect interest in any other Share Capital of the Company or any Subsidiary and is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the acquisition or disposition of any Share Capital of the Company or any Subsidiary (other than this Agreement).
     2.5 Litigation. There are no actions, suits, claims, proceedings, orders or investigations (including, without limitation, any expropriation or similar proceedings) (collectively, “Legal Proceedings”) pending or, to the Seller’s knowledge, threatened against the Seller, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the ability of the Seller to perform its obligations under this Agreement or the other Transaction Agreements to which the Seller (or the Representative is a party on Seller’s behalf) is a party.
     2.6 Acquisition Proposals. The Seller is not a party to or bound by any agreement with respect to any Acquisition Proposal (other than this Agreement) and the Seller has terminated all discussions with any third party (other than the Purchaser), if any, regarding any Acquisition Proposal.
     2.7 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any of the other Transaction Agreements based on any arrangement or agreement to which the Seller is a party or to which the Seller is subject.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND ITS SUBSIDIARIES
     As a material inducement to the Purchaser to enter into this Agreement and to acquire the Acquired Shares from the Seller in accordance with the terms hereof, the Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date that, except as set forth in the Seller Disclosure Schedule (with specific reference to the particular Section or subsection of this Article III to which the information set forth in such section of the Seller Disclosure Schedule relates; provided that any information set forth in one section of such Seller Disclosure Schedule shall be deemed to apply to each other Section or subsection of this Article III to which its relevance is reasonably apparent):
     3.1 Organization and Corporate Power.

     3.1.1 Section 3.1.1 of the Seller Disclosure Schedule contains a complete and accurate list for the Company and each of its Subsidiaries of their name and their jurisdiction of incorporation or organization.
     3.1.2 The Company is an exempted company duly organized, validly existing and in good standing under the laws of the Cayman Islands. Each Subsidiary is duly incorporated, validly existing and in good standing (to the extent such concept is applicable in such jurisdiction and, including if applicable, the passing of annual inspection as required in the applicable jurisdiction) under the laws of its jurisdiction of incorporation or organization set forth on Section 3.1.1 of the Seller Disclosure Schedule. The Company and each Subsidiary have full corporate power and authority to conduct their respective businesses as they are now being conducted, to own or use their respective properties and assets that each purports to own or use and to perform all their respective obligations under the contracts to which each is a party. The Company and each Subsidiary is duly qualified to do business as an organization, and is in good standing (to the extent such concept is applicable in such jurisdiction), under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     3.1.3 The Seller (or the Company on its behalf) has made available to the Purchaser correct and complete copies of the certificates of incorporation, the memorandum and articles of association (or analogous governing documents), business licenses, certificates of approval (as applicable) of the Company and each of its Subsidiaries, which documents reflect all amendments made thereto at any time before the date hereof. Such documents are in full force and effect. Correct and complete copies of the minute books containing the records of meetings of the shareholders and boards of directors (or analogous parties), and the register of members (or equivalent documents) of the Company and its Subsidiaries have been made available to the Purchaser. Neither the Company nor any Subsidiary is in default under or in violation of any provision of its memorandum or articles of association (or analogous governing documents) (except to the extent such default or violation would not have a Material Adverse Effect).
     3.2 Share Capital and Related Matters.
     3.2.1 Section 3.2 of the Seller Disclosure Schedule sets forth the authorized Share Capital of the Company and each Subsidiary, the name of each Person holding any such Share Capital (including any options, warrants or other rights to purchase any equity securities or Share Capital) and any securities convertible or exchangeable into any equity securities or Share Capital of the Company or any Subsidiary and the amount and type of such securities held by such Persons as of the date hereof. Neither the Company nor any Subsidiary has outstanding any shares or securities convertible or exchangeable for any Share Capital or other ownership interest or containing any profit participation features, nor does the Company or any Subsidiary have outstanding any rights or options to subscribe for or to purchase its Share Capital or other ownership interest or any shares or securities convertible into or exchangeable for its Share Capital or other ownership interest or any share appreciation rights or phantom share plans. Neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Share Capital or other ownership interest or any warrants, options or other rights to acquire its Share Capital. All of the issued and outstanding Share Capital or other equity interests of the Company’s Subsidiaries are owned of record, free and clear of any Encumbrances. The Acquired Shares and the issued and outstanding Share Capital or other equity interests of the Company’s Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable and have not been issued in violation of any statutory or contractual preemptive rights or similar restrictions.
     3.2.2 There are no statutory or contractual rights of first refusal or similar rights or restrictions with respect to the sale of any Company Shares hereunder.
     3.2.3 Neither the Company nor any controlled Affiliate, representative, officer, employee, director or agent of the Company is a party to or is bound by any agreement (other than this Agreement) with respect to any Acquisition Proposal.
     3.2.4 All Share Capital (whether registered or otherwise) of each of the Company’s Subsidiaries has been fully paid in accordance with the terms of the applicable investment documents, the articles of association (or equivalent documents) of each such Subsidiary and applicable law (including, if applicable, PRC law), as evidenced by true and complete copies of capital verification reports or other equivalent documents certifying to such effect issued by a certified accountant and by the accounting firm employing such accountant if such capital verification reports or other equivalent documents are required in accordance with applicable law.
     3.2.5 The Company, its Subsidiaries and all other Persons complied in all material respects with applicable law in connection with the transactions taken in respect of the Equity Transfer Agreement by and among Allyes (China) Holding Limited, Shanghai Allyes Investment Management Service Department and Shanghai Kuantong Investment Management Service Department, dated January 15, 2010.
     3.3 No Breach. The execution and delivery by the Seller of this Agreement and the execution and delivery by the Seller (or the Representative on Seller’s behalf) of all other Transaction Agreements to which the Seller (or the Representative on Seller’s behalf) is a party, and the fulfillment of and compliance with the respective terms thereof by the Seller do not and shall not, (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in the creation of any Lien upon the assets of the Company or Encumbrance upon the Company’s Share Capital (including any of the Acquired Shares) pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) except as set forth in Section 3.3 of the Seller Disclosure Schedule, require any permit, authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, (a) the memorandum and articles of association of the Company, (b) any law, statute, rule or regulation to which the Company or any of its Subsidiaries is subject, or (c) any instrument, contract, lease, License, order, judgment, decree or other agreement to which the Company or any of its Subsidiaries is subject except for, in the case of clauses (b) and (c), above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     3.4 Financial Statements. Attached hereto in Section 3.4 of the Seller Disclosure Schedule are the (i) unaudited consolidated balance sheets and related consolidated statements of income and cash flows of the Company for the fiscal years ended December 31,

2009 and 2008 and (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows of the Company for the period ending June 30, 2010 (the balance sheet relating to such period, the “Recent Balance Sheet”). Each of the foregoing financial statements (including in all cases the notes thereto, if any) (x) has been prepared in accordance with the books and records of the Company and its Subsidiaries, (y) has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (z) presents fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and the Subsidiaries as of the dates and for the periods referred to therein, subject to the absence of footnotes and, with respect to the financial statements described in clause (ii), year-end adjustments.
     3.5 Absence of Undisclosed Liabilities. Except as set forth in Section 3.5 of the Seller Disclosure Schedule, the Company does not have any Liabilities other than (w) Liabilities reflected or reserved against or otherwise described on the Recent Balance Sheet or in the notes thereto or incurred since the date of the Recent Balance Sheet in the ordinary course of business (none of which is a Liability resulting from non-compliance with any Law or Order or the breach of any Material Contract), (x) Liabilities or obligations for future performance by the Company or any Subsidiary under any Material Contract, (y) Liabilities that do not exceed RMB 1.0 million individually, or RMB 2.5 million in the aggregate, and (z) Liabilities incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the other Transaction Agreements.
     3.6 No Material Adverse Effect. From and including (i) January 1, 2010, there has occurred no fact, event or circumstance which has had, or would reasonably be expected to have, a Material Adverse Effect, and (ii) April 1, 2010, each of the Company and its Subsidiaries has conducted its business in the ordinary course of business.
     3.7 Absence of Certain Developments.
     3.7.1 From and including April 1, 2010 (except in the case of clause (o) below, from and including January 1, 2010), neither the Company nor any of its Subsidiaries has:
          (a) issued or otherwise sold any notes, bonds or other debt securities or any Share Capital or other equity securities or any securities convertible, exchangeable or exercisable into any Share Capital or other equity securities;
          (b) incurred, assumed or guaranteed any Indebtedness in excess of RMB 2 million;
          (c) declared, set aside or made any dividend, payment or distribution of Cash or other property in respect of its Share Capital or purchased, redeemed or otherwise acquired, directly or indirectly, any Share Capital or any outstanding rights or securities exercisable or exchangeable for or convertible into its Share Capital or (including, without limitation, any warrants, options or other rights to acquire its Share Capital);
          (d) mortgaged or pledged any of its material properties or assets or subjected them to any Encumbrances, other than Permitted Encumbrances;
          (e) other than in the ordinary course of business, sold, assigned, leased or transferred any of its tangible assets in excess of RMB 2 million;

          (f) sold, assigned, leased, licensed or transferred any material Intellectual Property Rights owned by the Company or its Subsidiaries, abandoned or permitted to lapse any issued, registered or applied-for Intellectual Property Rights owned by the Company or its Subsidiaries (other than lapses for patents expiring at the end of the statutory terms) or disclosed any confidential information of the Company or any Subsidiary to any Person (other than pursuant to an appropriate confidentiality agreement);
          (g) waived any rights that materially and adversely affect the business of the Company or its Subsidiaries (taken as a whole);
          (h) except in the ordinary course of business, delayed or postponed the payment, or modified the payment terms, of any accounts or commissions payable or any other liability or obligations or agreed or negotiated with any party to extend the payment date of any accounts or commissions payable or accelerated the collection of any notes, accounts or commissions receivable, except to the extent that such delays, postponements or modifications are not in excess of RMB 3.0 million;
          (i) made capital expenditures in an amount materially less than the budgeted amount of capital expenditures for such period or made capital expenditures or commitments for capital expenditures that aggregate in excess of RMB 5 million;
          (j) suffered any damage, destruction or casualty loss materially affecting the business of the Company and its Subsidiaries (whether or not covered by insurance);
          (k) made any loans or advances to, Investment in, or guarantees for the benefit of, any Person, in excess of RMB 2 million;
          (l) made any material change in any method of accounting or accounting policies, other than those required by GAAP;
          (m) except in the ordinary course of business, as required by applicable law, or in accordance with the terms of any agreement listed in Section 3.17 or Section 3.18 of the Seller Disclosure Schedule, entered into any employment or consulting contract (written or oral) or changed the employment terms for any employee or agent or made or granted any bonus (including any one-time bonus) or any wage, salary or compensation increase to any director, officer, employee or sales representative, group of employees or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended in any material respect or terminated any existing employee benefit plan or incentive arrangement covering any of the employees of the Company or its Subsidiaries or adopted any new employee benefit plan or incentive arrangement covering any of the employees of the Company or its Subsidiaries;
          (n) entered into any material contract, agreement or arrangement (i) outside of the ordinary course of business or (ii) that limits in any material respect the ability of the Company or any Subsidiary to engage in any line of business or to compete with any Person (including, without limitation, any contract, agreement or arrangement containing any exclusivity, noncompetition, most favored pricing or bartering terms to which the Company or its Subsidiaries is subject, but not including entering into license agreements for third-party Intellectual Property Rights entered into in the ordinary course of business that contain license restrictions);

          (o) except in the ordinary course of business consistent with past practice, made or changed any material Tax election, changed an annual accounting period, adopted or changed any accounting method, filed any material amended Tax Return, entered into any material agreement with any taxing authority, settled any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrendered any right to claim a material refund of Taxes, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or materially decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;
          (p) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, or other reorganization; or
          (q) agreed, resolved or otherwise committed, whether orally or in writing, to do any of the foregoing.
     3.8 Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and/or its Subsidiaries have good title to, or a valid leasehold interest in, or a valid license to use, the properties and assets, tangible or intangible, used by the Company and/or its Subsidiaries, located on the premises of the Company and/or its Subsidiaries (such properties and assets, the “Transferred Assets”), free and clear of all Encumbrances (other than Intellectual Property Rights, which are addressed separately below), except for (i) inventory disposed of in the ordinary course of business; and (ii) Permitted Liens. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as described on Section 3.8 of the Seller Disclosure Schedule (the “Assets Schedule”), (i) all of the equipment and other tangible assets (whether owned or leased) of the Company and/or its Subsidiaries are in good operating condition and repair, subject to continued repair and replacement in accordance with past practice, and are fit for their intended use (ordinary wear and tear excepted), and (ii) as of the Closing, the Company and/or its Subsidiaries shall own, or have a valid leasehold interest in, or a valid license to use, all the assets and rights necessary for the conduct of the Company’s and its Subsidiaries’ respective businesses as presently conducted. Except as set forth and described on the Assets Schedule, the Transferred Assets constitute all of the assets owned or used by the Company or its Subsidiaries in their respective businesses and are sufficient in all material respects to enable the Company and its Subsidiaries to continue to operate their respective businesses in substantially the same manner as presently conducted.
     3.9 Real Property.
     3.9.1 Leased Properties. Section 3.9 of the Seller Disclosure Schedule sets forth a list of all of the material leases, licenses and subleases of real property to which the Company or any Subsidiary is a party to or bound by (each a “Lease” and, collectively, the “Leases”; each leased, licensed and subleased parcel of real property in which the Company or any Subsidiary has a leasehold or subleasehold interest, the “Leased Real Property”). With respect to each Lease listed in Section 3.9 of the Seller Disclosure Schedule: (a) there are no material disputes, oral agreements or forbearance programs in effect as to such Lease and neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in such

Lease; (b) the Lease is a valid and binding obligation of the Company or a Subsidiary, as applicable, enforceable in accordance with its terms, subject to the effect of bankruptcy, or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity); and (c) neither the Company, the relevant Subsidiary nor, to the Seller’s knowledge, any other party to any Lease is in breach or default in any material respect.
     3.9.2 Real Property Disclosure. Neither the Company nor any Subsidiary owns any real property.
     3.10 Tax Matters.
     Except as set forth on Section 3.10 of the Seller Disclosure Schedule:
     3.10.1 The Seller, the Company and each Subsidiary have filed or caused to be filed on a timely basis all material Tax Returns required to be filed by or with respect to the Company and each Subsidiary on or prior to the Closing Date, and all such Tax Returns have been prepared in material compliance with all applicable laws and regulations and are true and accurate in all material respects. All material Taxes due and payable by the Company and each Subsidiary have been timely paid in full (whether or not such Taxes are shown or required to be shown on a Tax Return) and the Company and each Subsidiary have duly and timely withheld and fully paid over to the appropriate taxing authority all material Taxes which it was required to withhold in connection with any amounts paid or owed to any employee, independent contractor, shareholder, creditor or other third party on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return. There are no material Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries. To the Seller’s knowledge, no written claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
     3.10.2 No PRC (including any subdivision, municipality, province or locality of the PRC), U.S. federal, state, local, or other non-U.S. audits or administrative or judicial proceedings are pending or being conducted with respect to the Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received from any PRC (including any subdivision, municipality, province or locality of the PRC), U.S. federal, state, local, or non-U.S. taxing authority (including jurisdictions where the Company and its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or administrative proceeding with respect to the Taxes of the Company or its Subsidiaries, or (ii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed against the Company or any of its Subsidiaries.
     3.10.3 Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.
     3.10.4 Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated Tax

Return (other than an Affiliated Group the common parent of which is the Company) or (B) has any material Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) as a result of the Company or any of its Subsidiaries being part of or owned by, or ceasing to be party of or owned by, any affiliated, combined, consolidated, unitary or other similar group prior to the Closing, as a transferee or successor or by contract entered into on or prior to the Closing Date.
     3.10.5 The unpaid Taxes of the Company and its Subsidiaries did not, as of June 30, 2010, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the June 30 balance sheet (rather than any notes thereto).
     3.10.6 Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) agreement with any taxing authority executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.
     3.10.7 The Company (i) is classified as a corporation for U.S. federal income Tax purposes, (ii) has been so classified since the date of its inception, and (iii) has not taken any actions or filed any elections inconsistent with such classification. Neither the Company nor any of its Subsidiaries has filed a “check-the-box” election with the U.S. Internal Revenue Service (by filing a Form 8832 or otherwise). Neither the Company nor any of its Subsidiaries owns any property located within the United States. Neither the Company nor any of its Subsidiaries owns a less than 25% equity interest (by value) in any other entity.
     3.10.8 Neither the Company nor any of its Subsidiaries is resident for Tax purposes or has a branch, permanent establishment, agency of other taxable presence in any jurisdiction other than the PRC or its jurisdiction of organization.
     3.10.9 The Company and its Subsidiaries have complied with all statutory provisions, rules, regulations, orders and directions in respect of any value added or similar Tax on consumption in all material respects.
     3.10.10 Section 3.11.10 of the Seller Disclosure Schedule contains details of any written material concession, agreements (including agreements for the deferred payment of any Tax liability) or other formal or informal arrangement with any taxation authority relating to the Company and its Subsidiaries.
     3.10.11 From and including January 1, 2009, the Company and its Subsidiaries have complied in all material respects with all applicable legal requirements with respect to Tax credits (including without limitation Tax refunds and rebates) and Tax holidays enjoyed by the Company or any of its Subsidiaries established under the laws of the PRC. Neither the Seller nor any of its Affiliates have received any notice in relation to any event that may result in repeal, cancellation, revocation, or return of any such Tax credits or Tax holidays.

     3.10.12 Neither the Company nor any of its Subsidiaries has granted any power of attorney with respect to any matters related to Taxes that is currently in force.
     3.11 Contracts and Commitments.
     3.11.1 Except as expressly contemplated by this Agreement or as set forth in Sections 3.11, 3.12, 3.17 or 3,18 of the Seller Disclosure Schedule, neither the Company nor any Subsidiary is a party to or bound by any of the following contracts, whether written or oral (each a “Material Contract”):
          (a) pension, profit sharing, share option, employee share purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan, arrangement or practice, or severance agreements, programs, policies or arrangements, in each case whether formal or informal;
          (b) collective bargaining agreement or any other contract with any labor union;
          (c) contract for the employment of any officer, individual, employee or other Person on a full time, part-time, consulting or other basis that provides for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby;
          (d) contract under which it has advanced or loaned monies to any other Person or otherwise agreed to advance, loan or invest any funds, in each case involving an amount in excess of RMB 1 million;
          (e) contract relating to borrowed money or other Indebtedness in excess of RMB 2 million or the mortgaging, pledging or otherwise placing of a Lien on any asset or group of assets that is or are material to the Company and its Subsidiaries, taken as a whole;
          (f) guaranty of any obligation for borrowed money or otherwise in an amount in excess of RMB 2 million (other than endorsements made for collection in the ordinary course of business);
          (g) contract requiring payment to or by the Company or any Subsidiary in excess of RMB 2 million that is not terminable by the Company or such Subsidiary upon 60 days’ or less notice without material penalty other than those entered into in the ordinary course of business;
          (h) contract with respect to any joint venture, partnership or other cooperative arrangement that involves a sharing of profits;
          (i) contract under which it has granted any Person any registration rights (including demand or piggyback registration rights);
          (j) power of attorney or other similar agreement or grant of agency;
          (k) contract involving total consideration of more than RMB 1 million and limiting in any material respect the ability of the Company or any Subsidiary to engage in any line of business or to compete with any Person;

          (l) contract which contains restrictions with respect to payment of dividends or any other distributions in respect of its Share Capital, partnership interests or membership interests; and
          (m) contract involving total consideration of more than RMB 2 million that requires a consent in connection with the transactions contemplated by this Agreement and/or the Other Purchase Agreements or otherwise contains a provision relating to a “change in control”, or any contract that would prohibit or delay the consummation of the transactions contemplated by this Agreement to which the Company or its Subsidiaries is party or that would trigger, give rise to, accelerate or augment any liabilities or terminate or modify any rights of any Person as a result of the sale of a majority of the Company Shares to a third-party.
     3.11.2 Each of the Material Contracts is a valid and binding obligation of the Company or a Subsidiary, as applicable, and to the Seller’s knowledge the other parties thereto, enforceable against the Company or such Subsidiary in accordance with its terms, subject to the effect of bankruptcy, or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity) and the Seller has no knowledge that any of the parties thereto are in default under any Material Contract. Other than breaches or defaults (i) as to which waivers or consents have been obtained, or (ii) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary, is in default under or in breach of, or in receipt of any written notice of default or breach under, any Material Contract to which the Company or such Subsidiary is subject.
     3.11.3 A true and correct copy of each of the Material Contracts has been made available to the Purchaser.
     3.12 Intellectual Property Rights.
     3.12.1 Section 3.12 of the Seller Disclosure Schedule contains a complete and accurate list of all (a) patented or registered Intellectual Property Rights owned by the Company or any Subsidiary, (b) pending patent applications and applications for registrations of other Intellectual Property Rights owned by the Company or any Subsidiary, and (c) material unregistered trademarks or service marks owned by the Company or any Subsidiary. Section 3.12 of the Seller Disclosure Schedule also contains a complete and accurate list of: (i) all licenses and other rights granted by the Company or any Subsidiary to any third party with respect to any Company Intellectual Property that are material to the Company’s or any Subsidiary’s business, other than non-disclosure agreements, consulting, customer, sales representative, distributor, OEM, developer and reseller agreements granting non-exclusive licenses or rights to the Intellectual Property Rights owned by the Company or Subsidiary entered in the ordinary course of business (y) pursuant to terms and conditions that do not materially deviate from those in the Company’s forms and (z) consistent with past practice; and (ii) all licenses and other rights granted by any third party to the Company or any Subsidiary with respect to any Intellectual Property Rights that are material to the Company’s or any Subsidiary’s business, other than licenses for standard, unmodified off-the-shelf software commercially available on standard terms from third party vendors. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as otherwise stated in Section 3.12.4 of this Agreement, either the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted

Liens), all right, title and interest to, or has the right to use pursuant to a valid and enforceable license, all Intellectual Property Rights used in or necessary for the operation of the business of the Company and any Subsidiary as presently conducted, including, without limitation, all Intellectual Property Rights identified in Section 3.12 of the Seller Disclosure Schedule (all such Intellectual Property Rights, collectively, “Company Intellectual Property”); provided that the foregoing representation does not apply to infringement, violation or misappropriation of third party Intellectual Property Rights, which is addressed in Section 3.12.2 below. Without limiting the generality of the foregoing and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, either the Company or one of its Subsidiaries owns or possesses all right, title and interest in and to all Intellectual Property Rights created or developed by either the Company or one of its Subsidiaries and that relate to the business of the Company and its Subsidiaries as presently conducted; provided that the foregoing representation does not apply to infringement, violation or misappropriation of third party Intellectual Property Rights, which is addressed in Section 3.12.2 below. All Persons who have participated in the creation or development of any of the material Intellectual Property Rights owned by the Company or any of its Subsidiaries as of the date hereof have executed and delivered to the Company a valid and enforceable agreement (i) providing for the non-disclosure by such Person of any confidential information of the Company and/or its Subsidiaries and (ii) providing for the assignment by such Person to the Company or any of its Subsidiaries of any Intellectual Property Rights developed by such Person during the course of such Person’s employment by, engagement by or contract with the Company or any of its Subsidiaries. To the knowledge of the Seller, it is not necessary to utilize any Intellectual Property Rights of any employee of the Company or one of its Subsidiaries developed, invented or made prior to such employee’s employment by the Company or one of its Subsidiaries except for any such Intellectual Property Rights that have previously been assigned to the Company. Except as set forth in Section 3.12 of the Seller Disclosure Schedule, the loss or expiration of any Company Intellectual Property would not have a Material Adverse Effect, and to the Seller’s knowledge, no such loss or expiration is pending or threatened. The Company has taken all reasonable actions to maintain and protect (i) the issued, registered or applied-for Intellectual Property Rights set forth in Section 3.12 of the Seller Disclosure Schedule, and (ii) other Intellectual Property Rights that are material to the business of the Company or any of its Subsidiaries, and in each of (i) and (ii), owned by the Company and/or any of its Subsidiaries.
     3.12.2 Except as set forth in Section 3.12 of the Seller Disclosure Schedule, (a) there have been no written claims made asserting the invalidity or unenforceability of any Intellectual Property Rights owned by the Company or any of its Subsidiaries, (b) neither the Company nor any of its Subsidiaries has received any written notices of any infringement or misappropriation by any third party with respect to such Intellectual Property Rights (including, without limitation, any written demand or request that the Company license any Intellectual Property Rights from a third party), (c) the conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated or conflicted with, any Intellectual Property Rights (other than patents) of third parties; to the Seller’s knowledge, the conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated, or conflicted with, and does not currently infringe, misappropriate or conflict with, any patents of any third parties and (d) to the Seller’s knowledge, the Intellectual Property Rights owned by the Company and its Subsidiaries have not been infringed, misappropriated or conflicted with by any third parties. The transactions contemplated by this Agreement will not result in the loss of the right, title and interest of the Company and its Subsidiaries in and to the Intellectual Property Rights listed in Section 3.12 of the Seller Disclosure Schedule, and the Company Intellectual Property Rights shall be owned, or available for use, by the Company and its Subsidiaries on substantially identical terms and conditions immediately following the Closing and the closing of the transactions contemplated by the Other Purchase Agreements.
     3.12.3 Except as set forth in Section 3.12 of the Seller Disclosure Schedule, (a) no Software that has been incorporated into, integrated or linked with any proprietary Software owned by the Company or any of its Subsidiaries (such proprietary software “Company Software”) is subject to the GNU General Public License or Lesser General Public License, or any similar license commonly known as “copyleft” or “open source” license in such a manner that could require or condition the use or distribution of, or access to, Company Software on (A) the disclosure, licensing or distribution of any source code for any portion of such Company Software, (B) the licensing of any portion of the Company Software for the purpose of making derivative works, or (C) the distribution of any portion of the Company Software at no charge; (b) the Company has taken commercially reasonable and industry-standard precautions to ensure that all Company Software (other than any Company Software that is under development) made available to customers conforms in all material respects to the specifications and purposes thereof; (c) to the Seller’s knowledge, each Person that has had or currently has access to any part of the source code of any material Company Software is subject to confidentiality obligations regarding the disclosure and protection of such source code that have not been breached by any such Person; and (d) the Company has not disclosed any such source code to any third party.
     3.12.4 Notwithstanding anything to the contrary in this Agreement, either the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), all right, title and interest to, or has the right to use the Systems (defined below) used to provide services or products to the Company’s customers on an ongoing basis in all material respects; provided that the foregoing representation does not apply to infringement, violation or misappropriation of third party Intellectual Property Rights, which is addressed in Section 3.12.2 above. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Seller’s knowledge, the Software, hardware, firmware, networks, platforms, servers, interfaces, applications, websites and related systems (collectively, “Systems”) used by the Company and its Subsidiaries are sufficient for the current needs of the Company and its Subsidiaries in all material respects. Except as set forth in Section 3.12 of the Seller Disclosure Schedule, to the Seller’s knowledge, none of the Systems that are material to the operation of the Company’s and its Subsidiaries’ business have been damaged by any malicious code (meaning viruses, disabling code, time bombs or Trojan horses) and none of the material data or information stored or contained therein or transmitted, accessed or processed thereby has been damaged, destroyed, lost, corrupted, altered without authorization or used in violation of any law or regulation. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable steps to provide for the security, continuity and integrity of their respective Systems and the back-up and recovery of data and information stored or contained therein and to prevent and guard against any unauthorized access or use thereof. Except as set forth in Section 3.12 of the Seller Disclosure Schedule, to the Seller’s knowledge, there have been no unauthorized intrusions or breaches of the security thereof or other unauthorized access or use of any of the foregoing that would be reasonably likely to result in any material liability to the Company.
     3.13 Government Licenses and Permits. Section 3.13 of the Seller Disclosure Schedule contains a complete listing of all material permits, licenses, franchises, certificates, approvals, registrations, accreditations and other authorizations of domestic and foreign governments or agencies or other similar rights owned, possessed or used by the Company and/or its Subsidiaries in the conduct of its business and the ownership of its properties (collectively, the “Licenses”). The Licenses constitute all material permits, licenses, franchises, certificates, approvals, registrations, accreditations and other authorizations necessary for the conduct of the business of the Company and its Subsidiaries in the manner currently conducted. To the Seller’s knowledge, no regulatory body is considering modifying, suspending or revoking any of the Licenses. The Company and its Subsidiaries are in compliance with the terms and conditions of the Licenses in all material respects and have received no written notices that they are in violation of any of the terms or conditions of such Licenses or alleging the failure to hold or obtain any material permit, license, franchise, certificate, approval or authorization.
     3.14 Litigation, etc. There are no material Legal Proceedings pending or, to the Seller’s knowledge, threatened in writing against the Company or any of its Subsidiaries or any assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the Seller’s knowledge, any governmental investigations or inquiries. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order or decree of any court or other governmental agency.
     3.15 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company.
     3.16 Insurance. Section 3.16 of the Disclosure Schedule lists the insurance policies maintained by the Company and/or any of its Subsidiaries with respect to the properties, assets or business of the Company and its Subsidiaries, and each such policy is in full force and effect. Neither the Company nor any of its Subsidiaries is in default in any material respect with respect to its obligations under any insurance policy maintained by it and has not been denied insurance coverage with respect to any material claim.
     3.17 Employees. To the knowledge of the Seller, neither any executive nor any key employee of the Company or any Subsidiary or any group of material employees of the Company or any Subsidiary has any plans to terminate his or her employment with the Company or any Subsidiary. The Company and each of its Subsidiaries have complied in all material respects with all laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity and collective bargaining), and the Seller is not aware of any present or threatened labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances). Neither the Company, any of its Subsidiaries nor, to the Seller’s knowledge, any material employee of the Company or any of its Subsidiaries is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements with a third party other than the Company and its Subsidiaries relating to, affecting or in conflict with the present business activities of the Company or any of its

Subsidiaries. Neither the Company, any of its Subsidiaries nor the Seller has received any notice alleging that any violation of any such agreements has occurred. Section 3.17 of the Seller Disclosure Schedule contains a correct and complete list of all employees and consultants of the Company and/or any of its Subsidiaries who have executed and delivered to the Company or any of its Subsidiaries any (i) agreement providing for the nondisclosure by such Person of any confidential information of the Company or any of its Subsidiaries or (ii) agreement providing for the assignment or license by such Person to the Company of any Intellectual Property Rights developed by such employee or consultant during their employment by the Company or any of its Subsidiaries (an “Inventions Agreement”).
     3.18 Employee Benefits Matters.
     3.18.1 Section 3.18 of the Seller Disclosure Schedule sets forth an accurate and complete list of each employee benefit plan, program or arrangement currently maintained, sponsored or contributed to by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries has an ongoing liability, other than those required by applicable law. Each such item listed on Section 3.18 of the Seller Disclosure Schedule is referred to herein as a “Plan” and collectively as the “Plans.”
     3.18.2 There are no pending or threatened actions, suits, investigations or claims with respect to any Plan (other than routine claims for benefits) which would reasonably be expected to result in material liability to the Company or any of it Subsidiaries.
     3.18.3 Each of the Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in material compliance with their terms and in material compliance with applicable laws. With respect to each Plan, all required payments, premiums, contributions, distributions and reimbursements for all periods ending prior to or as of the Closing Date have been made or properly accrued.
     3.18.4 Each Plan which is subject to health care continuation requirements has been administered in material compliance with such requirements. No Plan provides medical or life or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) of the Company or any of its Subsidiaries other than as required pursuant to applicable law.
     3.18.5 With respect to each Plan, the Seller has provided the Purchaser with true, complete and correct copies of (to the extent applicable): (i) all documents pursuant to which the Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions and any insurance contracts or service provider agreements); and (ii) the three most recent annual reports if applicable (with applicable attachments).
     3.19 Compliance with Laws.
     3.19.1 Except as set forth on Section 3.19 of the Seller Disclosure Schedule (and except as otherwise noted therein), from and including January 1, 2009 neither the Company nor any of its Subsidiaries has violated in any material respect any law, ordinance, code, rule or any governmental regulations, rules, circulars, notices or requirements relating to the operation of its respective business, the maintenance and operation of its properties and assets and the payment of any dividend or other distribution in respect of any equity interest of any Subsidiary (and, without in any way limiting the rest of this Section 3.19, including applicable laws of the United States of America such as the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq (the “FCPA”), and applicable laws, regulations, rules, circulars or notices of the PRC such as applicable SAFE rules), and neither the Company, any of its Subsidiaries nor the Seller has received any written notice alleging any such violation.
     3.19.2 None of the Company nor any Subsidiary or any director, officer, agent, employee, or any other Person authorized to act for or on behalf of the Company or its Subsidiaries, has offered, paid, promised to pay, or authorized the payment of any money, or offered, given a promise to give, or authorized the giving of anything of value, to any government official, to any political party or official thereof or to any candidate for political office for any unlawful contribution, gift, entertainment or other unlawful expenses relating to a political activity, or for the purpose of (i) (x) influencing any act or decision of such government official, political party, party official, or candidate in his or its official capacity, (y) inducing such government official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such government official, political party, party official or candidate, or (z) securing any improper advantage, or (ii) inducing such government official, political party, party official, or candidate to use his or its influence with any governmental authority to affect or influence any act or decision of such Governmental Authority, in order to assist such Person in obtaining or retaining business for or with, or directing business to the Company or its Subsidiaries.
     3.19.3 Notwithstanding anything else in this Section 3.19.3, any facilitating or expediting payment made to a government official for the purpose of expediting or securing the performance of a routine governmental action by a government official shall not constitute a breach of the representation made in this Section 3.19.3 (to the extent in compliance with applicable law).
     3.19.4 The Seller is not currently a government official, officer, agent or employee of a non-U.S. government or government-owned enterprise (wholly or partially owned) or any agency, department or instrumentality thereof or political party or public international organization or a candidate for non-U.S. government or political office or is an agent, officer, or employee of any entity owned by a non-U.S. government (“Non-U.S. Official”).
     3.19.5 None of the Company or its Subsidiaries nor, to the Seller’s knowledge, any of their respective directors or officers is currently a Non-U.S. Official.
     3.19.6 No part of the funds used by any of the Company or its Subsidiaries has been, directly or indirectly derived from, or related to, any activity that contravenes applicable domestic or international laws and regulations, including anti-money laundering laws and regulations.
     3.20 Environmental and Safety Matters.
               Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (with respect to 3.20.1 through 3.20.4 only):
     3.20.1 Neither the Company nor any of its Subsidiaries has received any written notice, report or other information indicating that it may be in violation of any environmental, health or safety matters or may have any liabilities for site investigation, cleanup, corrective action or related obligations.
     3.20.2 There are no underground storage tanks, asbestos containing materials or equipment containing polychlorinated biphenyls at any of the properties owned, leased or operated by the Company or any of its Subsidiaries.
     3.20.3 Neither the Company nor any of its Subsidiaries has released any hazardous substance into the environment in violation of environmental laws or in a manner that would reasonably be expected to result in material liability under environmental laws, and to the Seller’s knowledge, no other Person has released any hazardous substance into the environment at any property currently owned or operated by the Company or any Subsidiary in violation of environmental laws or in a manner that would reasonably be expected to result in material liability to the Company or any Subsidiary under environmental laws.
     3.20.4 Neither the Company nor any of its Subsidiaries has assumed any liabilities of any other Person under any applicable environmental, health or safety laws.
     3.20.5 The Seller (or the Company on its behalf) has made available to the Purchaser all environmental audits, assessments and reports, in each case relating to the past or current properties, facilities or operations of the Company and its Subsidiaries, which are in their possession or under their reasonable control.
     3.21 Affiliated Transactions.
     (i) no officer, director, employee, shareholder or Affiliate of the Seller, the Company or any of its Subsidiaries or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any direct or indirect beneficial interest or has any contractual relationship (whether written or oral) with, is a party to any arrangement, agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any interests in any property used by the Company or any of its Subsidiaries; and (ii) none of the Company or its Subsidiaries is indebted or a lender, either directly or indirectly, to any shareholder or Affiliate of the Company or its Subsidiaries, the Seller or an Affiliate of the Seller, in any material amount. No Affiliate of the Company (other than its Subsidiaries), is providing any goods or services to any of the Company or its Subsidiaries (whether pursuant to an oral or written agreement or otherwise) that are not included in the Transferred Assets. None of the Company nor any of its Subsidiaries has any Liability to the Seller other than the transactions contemplated by this Agreement and the Other Purchase Agreements.
     3.22 No State Assets. None of the assets of the Company or its Subsidiaries constitute state-owned assets and, accordingly, are not required to undergo any form of valuation under applicable law in the PRC governing the transfer of state-owned assets prior to the consummation of the transactions contemplated herein.
     3.23 No Other Representations or Warranties. Except for the representations and warranties contained in Article II and this Article III, the Seller makes no other express or implied representation or warranty to the Purchaser.

     3.24 Indebtedness Amount; Net Working Capital Amount and Available Cash Amount. The result of (i) the Net Working Capital Amount as of the Closing plus (ii) the Available Cash Amount as of the Closing minus (iii) the Indebtedness Amount as of the Closing shall not be less than $40.0 million based upon the U.S. dollar/RMB exchange rate as of the close of business on the date hereof.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER
     As a material inducement to the Seller to enter into this Agreement and to sell the Acquired Shares to the Purchaser in accordance with the terms hereof, the Purchaser hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date that:
     4.1 Organization; Power and Authority. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands. The Purchaser possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.
     4.2 Authorization; No Breach. The execution, delivery and performance of this Agreement and the other Transaction Agreements to which the Purchaser is a party have been duly authorized by the Purchaser. This Agreement constitutes, and each of the other Transaction Agreements to which the Purchaser is a party, when executed and delivered in accordance with the terms thereof, will constitute, a valid and binding obligation of the Purchaser, enforceable in accordance with its terms. The execution and delivery by the Purchaser of this Agreement and the fulfillment of and compliance with the terms hereof by the Purchaser does not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in the creation of any Lien upon the Purchaser’s assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the organizational documents of the Purchaser, or any law, statute, rule or regulation to which the Purchaser is subject, or any agreement, instrument, order, judgment or decree to which the Purchaser is subject.
     4.3 Litigation. There are no Legal Proceedings pending or, to the best of the Purchaser’s knowledge, threatened against or affecting the Purchaser, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the Purchaser’s performance under this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby.
     4.4 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Purchaser.
     4.5 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Purchaser makes no other express or implied representation or warranty to the Seller.

ARTICLE V
SURVIVAL; INDEMNIFICATION
     5.1 Survival of Representations and Warranties.
     Each of the representations, warranties and covenants and agreements set forth in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (except for any such covenants or agreements that expire sooner in accordance with their terms) until the applicable survival date set forth in Section 5.2.2 or Section 5.2.4.
     5.2 Indemnification.
     5.2.1 Indemnification Obligations of the Seller. From and after the Closing, subject to the limitations set forth in Sections 5.2.2 and 5.2.3, the Seller shall indemnify and hold harmless the Purchaser and its Affiliates (including, after the Closing, the Company), and each of its and their officers, directors, employees, agents, representatives, successors and permitted assigns (each an “Indemnitee”), from and against, all Losses which any Indemnitee may suffer, sustain or become subject to, as and when incurred, as a result of:
          (a) any breach of any representation or warranty made in Article II or Article III of this Agreement (determined (a) for purposes of calculating any Losses in each case without giving effect to any “material” or “Material Adverse Effect” qualifiers, or qualifiers of similar import and (b) in the case of Section 3.19.1, without giving effect to the matters set forth in clauses (ii) and (vii) on Section 3.19 of the Seller Disclosure Schedules);
          (b) any breach of any covenant or agreement made by or in respect of the Seller under this Agreement;
          (c) any claim by any Person with respect to, or arising as a result of, any Acquisition Proposal made prior to the Closing Date by any Person other than the Purchaser;
          (d) (1) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (2) any successor or transferee liability or other secondary or other non-primary liability for Taxes imposed on Purchaser or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries), as a result of transactions or events occurring, or contracts or agreements entered into, on or prior to the Closing Date, or as a result of any of the Company or its Subsidiaries being part of or owned by, or ceasing to be part of or owned by, an affiliated, combined, consolidated, unitary or other similar group prior to the Closing, or (3) any PRC Taxes that are primarily imposed on the Seller as a matter of PRC tax law but are imposed on the Purchaser or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) as a result of the transactions contemplated by this Agreement or the other Transaction Agreements and a failure by the Seller to pay such PRC Taxes; and
          (e) the representations and warranties contained in Section 3.24 being inaccurate or untrue in any respect.

     5.2.2 Survival Date. The Seller will not be liable with respect to any claim made pursuant to (i) Section 5.2.1(a) above for the breach of any representation or warranty contained in Article II and/or Article III of this Agreement, or (ii) Section 5.2.1(b) for the breach of any covenant or agreement contained in this Agreement, unless written notice of a possible claim for indemnification with respect to such breach is given by an Indemnitee to the Seller or the Representative:
          (a) on or before the date which is 90 days after the expiration of the applicable statute of limitations (including any extension or waivers thereof) with respect to claims arising under Section 3.10 and Section 5.2.1(d);
          (b) at any time with respect to claims arising under (i) Sections 2.1 (Authority), 2.2 (Valid and Binding Agreement), 2.4 (Title to Company Shares), 2.7 (Brokerage), 3.1.1 and 3.1.2 (Organization and Corporate Power), 3.2.1 or 3.2.4 (Share Capital and Related Matters) and 3.15 (Brokerage) (the representations and warranties contained in the Sections referenced in this Section 5.2.2(b) are collectively referred to herein as the “Fundamental Representations” and, individually, as a “Fundamental Representation”) or (ii) Section 5.2.1(c); and
          (c) on or before the earlier of: (i) April 30, 2011 and (ii) 30 days following the date the audited consolidated balance sheet and related consolidated statements of income and cash flows of the Company for the fiscal years ended December 31, 2010 are delivered to the Company by its auditors with respect to claims arising under any other Section of Article II or Article III; (except for any Fundamental Representations, but including Section 3.24 and Section 5.2.1(e)); and
          (d) on or before the date performance of such covenant or agreement is contemplated, with respect to claims arising under Section 5.2.1(b) (such date as set forth in clauses (a), (b), (c) or (d) of this Section 5.2.2, as applicable, is referred to herein as its “Survival Date”).
it being understood that, subject to the limitations set forth in Section 5.2.3 below, so long as written notice is given on or prior to the applicable Survival Date with respect to any claim, such claim shall survive until it is resolved in accordance with this Article V.
     5.2.3 Limitations. Seller’s liability hereunder with respect to any indemnification claim (other than a breach of Article II or a breach of any covenant or agreement of the Seller) shall be calculated by multiplying the claim amount by the Acquired Percentage. With respect to any claim for indemnification (other than a claim arising out of a breach or other inaccuracy of a Fundamental Representation) being made by an Indemnitee pursuant to Section 5.2.1(a) (a “Limited Representation and Warranty Claim”), the Seller shall not have any obligation to indemnify any Indemnitee from and against any Losses by reason of any such breach unless the Indemnitees collectively have suffered Losses by reason of all breaches in excess of an amount equal to 0.5% of the Purchase Price (the “Deductible”) (other than in respect of a claim pursuant to Section 5.2.1(e) for any breach or inaccuracy of Section 3.24, in which case the Deductible shall not apply), in which case the Seller shall be liable for all amounts related to such Loss(es) (including amounts otherwise constituting the Deductible). The aggregate amount of all payments made by the Seller in satisfaction of claims made by Indemnitees under this Agreement for Losses arising from Limited Representation and Warranty Claims and Section 5.2.1(d) shall not exceed an amount equal to 20% of the Purchase Price (the

“Cap”); provided, however, that (A) the maximum amount that may be recovered from the Seller for (i) breaches or other inaccuracies of Fundamental Representations and (ii) any claim pursuant to Section 5.2.1(b) and 5.2.1(c) shall, in each case, be equal to 100% of the Purchase Price and (B) a claim pursuant to Section 5.2.1(e) for any breach or inaccuracy of Section 3.24 shall not be subject to any limitation. Notwithstanding the foregoing or anything else to the contrary contained herein, the Deductible and the Cap shall not apply to any claim based on fraud or willful misconduct of the Seller.
     5.2.4 Indemnification Obligations of the Purchaser. From and after the Closing, the Purchaser shall indemnify and hold harmless the Seller and its Affiliates (excluding, after the Closing, the Company), and each of its and their officers, directors, employees, agents, representatives, successors and permitted assigns from and against all Losses which the Seller may suffer, sustain or become subject to, as and when incurred, as the result of (i) any breach or other inaccuracy of any representation or warranty made by the Purchaser and contained in this Agreement or (ii) any breach of any covenant or agreement made by or in respect of the Purchaser under this Agreement. The Purchaser will not be liable with respect to any claim for breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement unless written notice of a possible claim with respect to such breach is given by the Representative to the Purchaser (x) at any time with respect to claims arising under Section 4.1 (Organization; Power and Authority), the first two sentences of Section 4.2 (Authorization) or Section 4.4 (Brokerage), (y) on or before April 30, 2011 with respect to claims arising under any other provision of Article IV; and (z) on or before the date performance of such covenant or agreement is contemplated, with respect to claims arising under this clause (ii) of Section 5.2.4, it being understood that, so long as written notice is given on or prior to the applicable date set forth in clauses (x), (y) and (z) of this Section 5.2.4, with respect to any claim, such claim shall survive until it is resolved in accordance with this Article V.
     5.2.5 Defense of Claims. If any Party seeks indemnification under this Section 5.2 (the “Indemnified Party”), such Party shall give written notice (an “Indemnification Notice”) to the other applicable Party (it being understood that the Purchaser need only deliver notice to the Representative) (the “Indemnifying Party”) setting forth in reasonable detail all of the facts and circumstances giving rise to the claim.
          (a) Claims Between Purchaser and the Seller. Following the Purchaser’s or the Representative’s receipt, as applicable, of any Indemnification Notice, the applicable Parties shall meet in person or via teleconference as soon as reasonably practicable following delivery of an Indemnification Notice in order to resolve or settle such claim. If the applicable Parties are unable to resolve or settle such claim for money damages within ten (10) Business Days (unless an extension is agreed to in writing between the Representative and the Purchaser), then the claim shall be determined as set forth in Section 12.1.
          (b) Third-Party Claims. If any suit, action, claim, liability or obligation (a “Proceeding”) shall be brought or asserted by any third party (a “Third Party Proceeding”) which, if adversely determined, could entitle the Indemnified Party to indemnity pursuant to this Section 5.2, the Indemnified Party shall within 30 days notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and attaching a copy of any summons, complaint or other pleading served upon the Indemnified Party; provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have materially harmed the Indemnifying Party. The Indemnifying Party may, in its discretion, elect to assume and control the defense of such Third Party Proceeding (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Loss under this Article V), which defense shall be prosecuted vigorously by the Indemnifying Party to a final conclusion or settled in accordance with this Section 5.2.5(b), provided that:
          (i) the Indemnifying Party must reasonably consult with the Indemnified Party with respect to the handling of such Third Party Proceeding and the Indemnifying Party must employ counsel reasonably satisfactory to the Indemnified Party;
          (ii) the Indemnifying Party must not settle, compromise or cease to defend any claim or action without the express written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; and
          (iii) the Indemnifying Party shall not be entitled to assume control of any Third Party Proceeding and shall pay the fees and expenses of counsel retained by the Indemnified Party if (A) the Third Party Proceeding relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the claim primarily seeks non-monetary or other injunctive or equitable relief against the Indemnified Party, or (C) is one in which the Indemnifying Party is also a party and joint representation would be inappropriate (based on written advice of outside counsel) or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. With respect to the actions, lawsuits, investigations, proceedings and other claims that are the subject of this Section 5.2.5(b)(iii), the Indemnifying Party shall have the right to retain its own counsel at the Indemnified Party’s sole cost, risk and expense and participate therein.
          (c) If the Indemnifying Party is permitted to assume and control the defense of a Third Party Proceeding and elects to do so, it shall provide notice thereof to the Indemnified Party within 30 days after the Indemnified Party has given notice of the matter. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in (but not control) the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless the Indemnifying Party has agreed in writing to bear the fees and expenses of such counsel.
          (d) If the Indemnifying Party fails to notify the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of a Third Party Claim that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 5.2.5(b) (or such shorter period as specified in any summons, complaint or other pleading indicating that such Third Party Claim is of the nature requiring the Indemnifying Party to make such election sooner), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 5.2.5(b) but, upon petition by the Indemnified Party, the appropriate court, arbitral or other body determines that the Indemnifying Party has failed or is failing to vigorously prosecute or defend such Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim, if indemnification is to be sought hereunder, without the express prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party may participate in, but not control, any such defense or settlement controlled by the Indemnified Party, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
     5.2.6 Payments. Any payment pursuant to a claim for indemnification shall be made by wire transfer or delivery of other immediately available funds to the account(s) designated by the Indemnified Party(ies) no later than 30 days after the amount of such indemnifiable Loss is determined in accordance with this Article V. Any payment required under this Section 5.2 which is not made when due shall bear interest at the “Prime Rate” as listed in the Wall Street Journal from the date payment is due (compounded on an annual basis). In addition, such Party shall reimburse the other Party for reasonable attorneys’ fees incurred in seeking to collect such indemnifiable Losses after the date payment is due. All payments and related calculations of amounts due therefor of any amounts by any Person pursuant to this Article V shall, unless otherwise agreed to by Purchaser and the Representative in writing, be made in U.S. dollars based on U.S. dollar/RMB exchange rate as of the applicable payment date.
     5.2.7 Satisfaction of Indemnification Claims. Subject to the terms of the Escrow Agreement, in the event an Indemnitee becomes entitled to any payments from the Seller pursuant to Section 5.2.1 (including interest thereon (if any) and all costs and expenses related thereto), such Indemnitee shall be entitled to pursue recourse for such claim by accessing funds in the Escrow Account. To the extent any such payment exceeds the amount of cash available from the Escrow Account, such payment shall be payable by the Seller in cash, by wire transfer of immediately available funds to an account designated by the Indemnitee or, at the option of the Purchaser, by offsetting the amount of such payment against any amounts owed by the Purchaser or any of its Affiliates to the Seller hereunder or otherwise.
     5.2.8 Other Indemnification Provisions. The Seller hereby agrees that the Seller will not make any claim for indemnification against the Company or any controlled Affiliate of the Company by reason of the fact that the Seller was a shareholder, director, officer, employee or agent of any such entity or is or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses or expenses) with respect to any action, suit, proceeding, complaint, claim or demand brought by an Indemnitee against the Seller (if such action, suit, proceeding, complaint, claim or demand arises under this Agreement). The Seller hereby acknowledges that it will have no claims or right to contribution or indemnity from the Company with respect to amounts paid by the Seller pursuant to this Section 5.2.
     5.2.9 Adjustment For Tax Purposes. All payments made pursuant to this Section 5.2 shall be treated as an adjustment to the Purchase Price for Tax purposes unless otherwise required by applicable law.

     5.3 Insurance Etc. Offset. The amount of Losses subject to indemnification under Section 5.2.1 or Section 5.2.4, as applicable, shall be calculated net of (i) any net Tax Benefit actually realized (determined on a with and without basis) by the Indemnified Party on account of such Losses or as a result of the circumstances giving rise to such Losses in or before the year of the indemnity payment, (ii) any reserves set forth in the Recent Balance Sheet relating to such Losses (but only to the extent of such reserves) and (iii) any insurance proceeds (net of any costs associated therewith) received by the Indemnified Party on account of such Losses. An Indemnified Party shall use its commercially reasonable efforts to pursue full recovery under all insurance policies with respect to any Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. If an Indemnified Party receives insurance proceeds in connection with Losses for which it has received indemnification, such party shall refund to the Indemnifying Party the amount of such insurance proceeds when received, up to the amount of indemnification received.
     5.4 Exclusive Remedy; Mitigation. The rights of the Purchaser, the Seller and the other Indemnified Parties under this Article V shall be the sole and exclusive remedy of such Indemnified Parties with respect to any and all Losses suffered by an Indemnified Party arising out of or resulting from this Agreement. Subject to Article X below, notwithstanding the foregoing, either the Purchaser or the Seller may bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement. Each party entitled to or seeking indemnification hereunder shall take all reasonable steps to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses.
ARTICLE VI
NONCOMPETITION AND NONSOLICITATION
     In consideration of the Purchaser entering into the transactions described herein and performing its obligations hereunder, the Seller hereby agrees that:
     6.1 During the Non-Competition Period, the Seller shall not, and shall procure that each of its controlled Affiliates do not, directly own any interest in, manage, control, participate in (whether as an owner, operator, manager, officer, director, employee, investor, agent, representative or otherwise), consult with, render services (including through outsourcing, or as an agent or otherwise) for or otherwise engage in or provide assistance to any Competing Business anywhere in the world; provided, however, nothing herein shall prohibit the Seller from being a passive owner of not more than 5% of the outstanding shares of any corporation which is publicly traded, so long as the Seller has no active participation in the business of such corporation; provided, further that nothing herein shall restrict the Seller or its controlled Affiliates from acquiring an interest in any business which would otherwise constitute a Competing Business, and then owning and operating such Competing Business, where each of the annual revenues and net profit, respectively, of such acquired business that constitute a Competing Business are less than 15% of the aggregate annual revenues and net profit, respectively, of such acquired business.
     6.2 During the Non-Solicitation Period, no Seller shall, directly or indirectly through another entity, (a) intentionally induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or any of its Subsidiaries, (b) hire any person who was a Key Employee of the Company or any of its

Subsidiaries within 180 days prior to the time such Key Employee is hired by the Seller or such entity, or (c) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or lessor of the Company or any of its Subsidiaries to cease or refrain from doing business with the Company or any of its Subsidiaries.
     6.3 The Purchaser and the Seller acknowledge and agree that the covenants set forth in this Article VI are reasonable with respect to period, geographical area and scope. Notwithstanding anything in this Article VI to the contrary, if at any time, in any arbitral proceeding, any of the restrictions stated in this Article VI are found pursuant to Section 12.1 to be unreasonable or otherwise unenforceable under circumstances then existing, the Seller agrees that the period, scope and/or geographical area, as the case may be, shall be reduced to the extent necessary to enable the arbitral tribunal to enforce the restrictions to the extent such provisions are allowable under law, giving effect to the agreement and intent of the Parties that the restrictions contained herein shall be effective to the fullest extent permissible. The Seller acknowledges and agrees that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Article VI and that, in such event, the Purchaser and/or its respective successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive and/or other relief from any arbitral tribunal of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Article VI (including the extension of the Non-Competition Period or Non-Solicitation Period applicable to the Seller by a period equal to the length of the arbitral proceedings necessary to stop such violation); provided that the Seller is found to have been in violation of the provisions of this Article VI. Any injunction shall be available without the posting of any bond or other security. The Seller agrees that the restrictions contained in this Article VI are reasonable in all respects and are necessary to protect the goodwill of the business of the Company and its Subsidiaries and are an integral part of Purchased Price to be paid hereunder.
     6.4 The Seller agrees that the foregoing restrictions are entered into in its capacity as the Seller hereunder (i.e., the transferor of the Acquired Shares) and are in addition to any non-compete, non-solicitation or related restrictions contained in any employment agreement between the Seller or its Affiliates and the Company or its Affiliates.
ARTICLE VII
TAX MATTERS
     7.1 Tax Returns
          Except as provided in Section 7.4 with respect to Circular 698 Returns, the Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company and its Subsidiaries for any Tax periods which are due or filed after the Closing Date. Within respect to Tax Returns relating to a Pre-Closing Tax Period, the Purchaser shall prepare or cause to be prepared such Tax Returns in a manner consistent with the past practice of the Company and its Subsidiaries in filing their Tax Returns, unless a more likely than not legal basis does not exist with respect to such practice. At least ten days prior to filing any such Tax Return relating to a Pre-Closing Tax Period, the Purchaser shall submit a draft of such Tax Return to the Representative for the Representative’s review and approval (which shall not be unreasonably withheld, conditioned or delayed) and shall make any change reasonably requested by the Representative during such ten day period, unless a more likely than not legal basis does not exist with respect to such comment. Seller shall pay to the Purchaser or its assigns an amount equal to any Taxes for which Seller is liable pursuant to Article V (but which are payable with Tax Returns to be filed by Buyer pursuant to this Section 7.1) within three days prior to the due date for the filings of such Tax Returns, except to the extent such Taxes are set forth on a reserve in the Recent Balance Sheet (and such reserve has been maintained to and as of the Closing).
     7.2 Cooperation on Tax Matters.
     7.2.1 The Seller and the Purchaser will retain (or cause to be retained) all of its books and records with respect to Tax matters pertinent to the Acquired Shares, the Company and its Subsidiaries relating to any Pre-Closing Tax Period until the expiration of the statute of limitations with respect to such Tax period (including, to the extent notified by the Representative or the Purchaser, as the case may be, of any extensions thereof), and abide by all record retention agreements entered into with any taxing authority. The Seller, the Purchaser, and their respective Affiliates shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article VII and any audit, litigation or other proceeding with respect to Taxes.
     7.3 Transfer Taxes.
     All federal, state, national, provincial, municipal, local or non-U.S. or other excise, sales, use, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar Taxes that may be imposed or assessed as a result of the sale of the Acquired Shares, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall be borne equally fifty percent (50%) by the Purchaser and fifty percent (50%) by the Seller. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared by the party primarily or customarily responsible under applicable law for filing such Tax Returns, and such party will provide such Tax Returns to the other party for such other party’s review and approval at least ten (10) Business Days prior to the date such Tax Returns are due to be filed. The Purchaser and the Seller shall cooperate in the timely completion and filing of all such Tax Returns. Each party shall promptly pay all Transfer Taxes for which it is responsible pursuant to this Section 7.2.1. For the avoidance of doubt, Transfer Taxes shall not include any Tax imposable on gain derived by the Seller with respect to the transactions contemplated by this Agreement.
     7.4 Circular 698 Tax Matters.
     7.4.1 Filing of Circular 698 Returns. The Seller shall use commercially reasonable efforts to timely file, or cause to be timely filed, all information and Tax Returns that are due under PRC law (including, without limitation, pursuant to PRC Circular 698) in connection with the transactions hereunder (the “Circular 698 Returns”), and such Circular 698 Returns shall be true, accurate and complete in all material respects. Within ten (10) Business Days of filing the Circular 698 Returns, the Seller shall provide the Purchaser with final, accurate copies of all such Circular 698 Returns that were filed.
     7.4.2 Assessment of Circular 698 Taxes. The Seller shall provide Purchaser with accurate copies of any official assessments of the PRC Tax authorities with respect to the Circular 698 Returns within ten (10) Business Days of receipt thereof, and the

Seller shall timely pay, or cause to be timely paid, all Taxes due and payable with respect to such official assessments.
     7.4.3 Seller Tax Contests. The Seller shall notify the Purchaser within ten (10) Business Days upon receipt by the Seller or any of its Affiliates of notice of any pending or threatened PRC Tax audit, assessment or other review affecting the Circular 698 Returns (a “Seller C698 Claim”), and the Seller shall keep the Purchaser reasonably informed on the status of any such Seller C698 Claim.
     7.5 Tax Sharing Agreements.
          Except as provided in Schedule 7.5 or with respect to agreements entered into pursuant to the ordinary course of business consistent with past practice, any Tax sharing agreement, Tax allocation agreement or other similar arrangement to which the Company or any of its Subsidiaries are parties shall be terminated as of or prior to the Closing Date and, after the Closing Date, the Company nor any of its Subsidiaries shall be bound thereby or have any Liability thereunder.
     7.6 Refunds.
     The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company or any of its Subsidiaries with respect to Taxes for which the Seller has indemnified the Purchaser pursuant to Section 5.2.1 shall be for the account of the Seller. The Purchaser shall forward, and shall cause its Affiliates to forward, to the Seller the amount of such refund or the economic benefit of such credit or offset to Tax (net of any Tax detriments or reasonable costs related thereto) within 10 days after such refund is received or after such credit or offset is actually realized by way of a reduction in cash Taxes payable (treating any such credit or offset as the last item claimed for any taxable period). Notwithstanding the foregoing, any refund of Transfer Taxes shall be split equally fifty percent (50%) by Purchaser and fifty percent (50%) by Seller.
     7.7 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time); provided that with respect to Taxes (other than income, franchise/capital sales, use or withholding Taxes) or exemptions, allowances or deductions that are calculated on an annual basis, and not on a closing of the books method (including depreciation and amortization deductions), such Taxes, exemptions, allowances or deductions shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date based on the number of days for the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Closing Date, on the other hand.

ARTICLE VIII
Additional Agreements
     8.1 Press Releases and Announcements.
     Except as otherwise required by applicable law, announcements to the employees, customers, suppliers, vendors or service providers of the Company will be issued solely by the Purchaser or its Affiliates (including, after the Closing, the Company). The Seller and the Purchaser will consult with each other and will mutually agree upon any press release or public announcement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make a public announcement prior to such consultation and agreement. Notwithstanding the foregoing, in the event that the Seller is required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation to issue a press release or otherwise make a public announcement related to the foregoing, the Seller shall notify the Purchaser in advance, provide the Purchase with the opportunity to review such press release or announcement and make all reasonable efforts to consult in good faith with the Purchaser before issuing any such press release or making such public announcement.
     8.2 Further Transfers.
     The Seller will use commercially reasonable efforts to execute and deliver such further instruments of conveyance and transfer and take such additional actions as the Purchaser may reasonably request to effect, consummate, confirm and/or evidence the transfer of the Acquired Shares to the Purchaser and any other transactions contemplated hereby.
     8.3 Access to Books and Records.
     In order to facilitate the resolution of any claims made against or incurred by the Seller relating to the Company and its Subsidiaries, from and after the Closing Date until the fifth anniversary thereof, the Purchaser shall cause the Company and its Subsidiaries to provide the Seller and its authorized representatives with reasonable access, during normal business hours, to the books and records of the Company and its Subsidiaries with respect to periods prior to the Closing Date in connection with any matter relating to or arising out of the Transaction Agreements or the transactions contemplated hereby or thereby (including, without limitation, for audit purposes). Unless otherwise consented to in writing by the Seller, the Purchaser shall not, and shall not permit any Company or any of its Subsidiaries to, for a period of five years following the Closing Date, destroy, alter or otherwise dispose of any books and records of the Company or any of its Subsidiaries, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to the Seller and offering to surrender to the Seller such books and records or such portions thereof.
     8.4 Confidentiality.
     The Seller and the Purchaser agree to use their respective commercially reasonable efforts to maintain the confidentiality of all proprietary and other non-public information regarding the Company, except (i) as required to file Tax Returns, (ii) as required by law or obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, (iii) to the extent any such information needs to be disclosed to such

Party’s officers, directors, employees and professional advisors in connection with this Agreement and the transactions contemplated hereunder (who shall be advised of the confidential nature of such information) or (iv) as may be reasonably necessary to conduct the business of the Company. In the event that any Party reasonably believes after consultation with counsel that it is required by law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation to disclose any confidential information described in this Section 8.4, the disclosing Party will (i) provide the other Party with prompt notice before such disclosure in order that such other Party may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (ii) cooperate with the other Party (at the sole expense of the other Party) in attempting to obtain such order or assurance. The provisions of this Section 8.4 shall not apply to any information, documents or materials which are, as shown by appropriate written evidence, in the public domain or, as shown by appropriate written evidence, shall come into the public domain, other than by reason of a breach of this Section 8.4 by the applicable Party bound hereunder or its Affiliates.
     8.5 Expenses.
     Each Party hereto shall pay all of its own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (whether consummated or not).
     8.6 Conduct of Business of the Company.
     Except as contemplated by this Agreement or the other Transaction Agreements, during the period from the date hereof to the earlier of the Closing Date and the termination of this Agreement in accordance with Section 10.1, the Seller shall use its commercially reasonable efforts to cause the Company to carry on its business in the ordinary course.
     8.7 Notification of Litigation and Breach.
     Prior to the Closing or termination of this Agreement pursuant to Article X hereof, the Seller and the Representative shall promptly notify Purchaser (in writing after the Seller or the Representative have notice thereof), and the Purchaser shall promptly notify the Representative (in writing after the Purchaser has notice thereof), and keep such other parties advised, as to any (i) Legal Proceeding pending or threatened in writing against such party that challenges the transactions contemplated hereby and (ii) notice or communication from any governmental entity in connection with the transactions contemplated hereby. In addition, the Seller and the Representative, shall notify Purchaser promptly in writing of any breach of any representation or covenant made by the Seller in this Agreement (or any event, fact or circumstance that could reasonably be expected to result in a breach of any representation or covenant made by the Seller in this Agreement) at any time on or prior to the Closing or termination of this Agreement pursuant to Article X hereof if as a result of such breach the conditions set forth in Section 9.1.1 and/or 9.1.2, as the case may be, would not be satisfied. The delivery of any notice pursuant to this Section 8.7 is for informational purposes only and shall not have any effect on the Purchaser’s rights hereunder, including in connection with determining whether or not any conditions to Closing have been satisfied or with respect to indemnification. Such disclosure shall not limit or otherwise affect the remedies available hereunder to the Purchaser (even if Purchaser elects to waive any condition to Closing related thereto).
     8.8 Change of Personnel.
     The Seller shall use its commercially reasonable efforts to assist the Company to complete, within 10 Business Days (and in any event as soon as practicable) following the Closing Date, the replacement of each of the individuals of the PRC Subsidiaries of the Company set forth on Schedule 8.8 attached hereto with a nominee of the Purchaser set forth opposite such individual’s name on Schedule 8.8 and any required registrations with relevant government authorities.
ARTICLE IX
     9.1 Conditions Precedent to Obligations of the Purchaser. The obligations of the Purchaser to effect the transactions contemplated by this Agreement and the other Transaction Agreements shall be subject to the satisfaction (or waiver by the Purchaser), at or prior to the Closing Date, of all of the following conditions:
     9.1.1 Representations and Warranties. The representations and warranties of the Seller contained in Article II and Article III shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for (i) representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such specified date, (ii) any representations and warranties that have “material” or “Material Adverse Effect” qualifications, in which case such representations and warranties shall be true in all respects and (iii) the representations and warranties set forth in Section 3.24, which shall be true in all respects).
     9.1.2 Performance. The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date. Neither the Company nor any of its Subsidiaries shall have taken any action that would be required to be disclosed on Section 3.7 of the Seller Disclosure Schedule if such action were taken immediately before the execution of this Agreement.
     9.1.3 No Material Adverse Effect. No event or condition having a Material Adverse Effect shall have occurred.
     9.1.4 No Injunction, Etc. No preliminary or permanent injunction or other order issued by any government entity or other legal restraint or prohibition that restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement or any other Transaction Agreement shall be in effect and no governmental entity shall have brought or threatened any Legal Proceeding against the Company or the Seller or the respective Affiliates related to the transactions contemplated by this Agreement or the other Transaction Agreements.
     9.1.5 Certification. The Representative, on behalf of the Seller, shall have delivered a certificate to the Purchaser certifying to the matters set forth in Sections 9.1.1, 9.1.2 and 9.1.3.

     9.2 Conditions Precedent to Obligations of the Seller. The obligations of the Seller to effect the transactions contemplated by this Agreement and the other Transaction Agreements shall be subject to the satisfaction (or waiver by the Seller), at or prior to the Closing Date, of all of the following conditions.
     9.2.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Article IV shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date.
     9.2.2 Performance. The Purchaser shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.
ARTICLE X
TERMINATION
     10.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:
     10.1.1 by the mutual written consent of the Purchaser and the Representative;
     10.1.2 by the Purchaser (if it is not in material breach of its representations, warranties or covenants under this Agreement), upon written notice to the Seller and the Representative, if there has been a violation, breach or inaccuracy of any representation, warranty or covenant of the Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 9.1.1 or 9.1.2 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Purchaser or cured by the Seller within 5 days after receipt by the Seller and the Representative of written notice thereof from the Purchaser or is not reasonably capable of being cured prior to the Termination Date;
     10.1.3 by the Representative (if the Seller is not in material breach of its representations, warranties or covenants under this Agreement), upon written notice to the Purchaser, if there has been a violation, breach or inaccuracy of any representation, warranty or covenant of the Purchaser contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 9.2.1 or 9.2.2 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Representative or cured by the Purchaser within 5 days after receipt by the Purchaser of written notice thereof from the Representative or is not reasonably capable of being cured prior to the Termination Date; or
     10.1.4 by the Representative, upon written notice to the Purchaser, if (i) all conditions to the Closing set forth in Section 9.1 have been satisfied or waived (other than conditions that are only capable of being satisfied at the Closing), (ii) the Purchaser fails to consummate the Closing within two (2) Business Days following the date on which such conditions to the Closing were satisfied or waived (other than conditions that are only capable of being satisfied at the Closing), and (iii) the Seller stood ready, willing and able to consummate the Closing during such period (provided, however, if prior to the end of such two (2) Business Day period the Purchaser provides evidence that the full amount of the Purchase Price has been wire transferred to the Seller (including by reference number), then the Representative shall not be able to terminate the Agreement pursuant to this Section 10.1.4 provided such amount is received by Seller within five (5) Business Days thereafter);
     10.1.5 by the Purchaser, upon written notice to the Representative and the Seller, if (i) all conditions to the Closing set forth in Section 9.2 have been satisfied or waived (other than conditions that are only capable of being satisfied at the Closing), (ii) the Seller fails to consummate the Closing within two (2) Business Days following the date on which such conditions to the Closing were satisfied or waived (other than conditions that are only capable of being satisfied at the Closing), and (iii) the Purchaser stood ready, willing and able to consummate the Closing during such period; or
     10.1.6 by the Purchaser, upon written notice to the Representative and the Seller, or by the Representative, upon written notice to the Purchaser, if the transactions contemplated hereby have not been consummated on or before August 13 (the “Termination Date”); provided that, (y) the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 10.1.6 if its breach of this Agreement has prevented or materially delayed the consummation of the transactions contemplated hereby and (z) the Representative shall not be entitled to terminate this Agreement pursuant to this Section 10.1.6 if the Seller’s breach of this Agreement has prevented or materially delayed the consummation of the transactions contemplated hereby.
     10.2 Effect of Termination. In the event that this Agreement is terminated by the Representative or the Purchaser pursuant to this Article X, written notice thereof shall promptly be given to the other Party or Parties and the transactions contemplated by this Agreement and the other Transaction Agreements shall be terminated without further action by either Party. If the transactions contemplated by this Agreement are terminated as provided herein:
          (a) except as prohibited by law or based on the written advice of counsel, each Party shall return to the other Party or destroy all documents and other materials received from the other Party or its representatives (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof;
          (b) if this Agreement is terminated as provided in this Article X, this Agreement and the other Transaction Agreements (other than the Limited Guarantee provided by Silver Lake Partners III Cayman (AIV III), L.P. to the Seller as of the date hereof (the “Limited Guarantee”)) shall become null and void and of no further force or effect (except as otherwise provided in this Article X); provided, that (i) the provisions of this Section 10.2 (Effect of Termination), Sections 8.4 (Confidentiality) and 8.5 (Expenses), and Article XII shall survive any termination hereof, and (ii) nothing herein shall be deemed to release the Seller or the Purchaser from any liability for any breach of this Agreement;
          (c) if this Agreement is terminated by the Representative pursuant to Section 10.1.4, the Purchaser, within three (3) Business Days following the date upon which this Agreement is terminated, shall pay to the Seller a fee (the “Purchaser Termination Fee”), in cash by wire transfer of immediately available funds to one or more accounts designated by the Representative, in an amount equal to $80 million. Notwithstanding anything in this Agreement to the contrary, in the event that this Agreement is terminated pursuant to Section 10.1.4, (i) the Seller hereby acknowledges and agrees that the maximum aggregate liability of the Purchaser for all damages to the Seller shall be limited to the aggregate amount of the Purchaser Termination Fee, and (ii) in no event shall the Seller seek any equitable relief or equitable remedies of any kind whatsoever, or money damages or any other recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against the Purchaser or any of its Affiliates in excess of the aggregate amount of the Purchaser Termination Fee;
          (d) if this Agreement is terminated by the Purchaser pursuant to Section 10.1.5, the Seller, within three (3) Business Days following the date upon which this Agreement is terminated, shall pay to the Purchaser a fee (the “Termination Fee”), in cash by wire transfer of immediately available funds to one or more accounts designated by the Purchaser, in an amount equal to $80 million. Notwithstanding anything in this Agreement to the contrary, in the event that this Agreement is terminated pursuant to Section 10.1.5, (i) the Purchaser hereby acknowledges and agrees that the maximum aggregate liability of the Seller and/or the Representative for all damages to the Purchaser shall be limited to the aggregate amount of the Termination Fee, and (ii) in no event shall the Purchaser seek any equitable relief or equitable remedies of any kind whatsoever, or money damages or any other recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against the Seller, the Representative, any other seller pursuant to an Other Purchase Agreement or any of their respective Affiliates in excess of the aggregate amount of the Termination Fee; and
          (e) the Parties acknowledge and agree that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not have entered into this Agreement or the other Transaction Agreements to which it is a party.
ARTICLE XI
DEFINITIONS; CROSS-REFERENCES TO OTHER DEFINED TERMS
     11.1 Definitions.
     When used in this Agreement, the following terms have the meanings set forth below:
     “Acquisition Proposal” means any proposal or offer to acquire all or a substantial part of the business or properties of the Company or any Share Capital of the Company or its Subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transaction involving the Company, divisions or operating or principal business units.
     “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
     “Affiliated Group” means any affiliated, combined, consolidated, unitary or other similar group that has filed a consolidated return for income Tax purposes for a period during which the Company or any Subsidiary was a member.
     “Agreement” means this Share Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

     “Applicable Percentage” means 91.50% multiplied by the Acquired Percentage.
     “Available Cash Amount” means Cash held by Company and its Subsidiaries, as adjusted for any deposits in transit, any outstanding checks and any other proper reconciling items, in each case determined in accordance with GAAP applied consistent with past practices.
     “Business Day” means a calendar day on which the banks are open for business in each of the State of California in the United States, the Hong Kong Special Administrative Region of the People’s Republic of China and Shanghai, PRC.
     “Cash” means all cash, cash equivalents and marketable securities classified as a current asset on the Company’s balance sheet.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Competing Business” means any business or activity which is involved or engaged in (i) advertising intermediary services; (ii) Internet marketing agency services, Internet advertising serving and monitoring technologies and Internet performance-based advertising and (iii) the provision of (1) Internet and information technology-related consulting services, (2) market, industry or customized research services for the Internet and information technology-related industries and (3) data services related to the Internet and information technology-related industries, and (4) the organization of conferences or other trade events related to the Internet and information technology-related industries; (iv) the operation of advertising, affiliate and search networks and other forms of advertising related performance networks, in each case provided or delivered on or by means of mobile devices or the Internet. For purposes of the foregoing definition, (a) a business or activity shall be deemed to be involved or engaged in such services if it does so directly as an owner or operator or as an intermediary or agent (including advertising brokering and exchanges) and (b) services shall include, without limitation, any creative, consulting, media planning, media buying services and other technological solutions (including, without limitation, website construction, website optimization, website analytics and other Internet advertising related data analytics) and shall also include the provision of sales and advertising data. By way of example only, and without in way limiting the foregoing, A.C. Nielsen, Google doublclick, ValueClick, quantcast, X+1, atlas, Omniture, WedTrends, ComScore, Advertising.com and iProspect are each a “Competing Business.” For the avoidance of doubt, the Company and its Subsidiaries shall not constitute a “Competing Business.” Notwithstanding the foregoing, the 12580 hotline services offered by Focus Media and China Mobile shall not be a Competing Business.
     “Current Assets” means the Company’s current assets computed in accordance with GAAP, consistent with past practice, including accounts receivable (including accounts receivable from Sina and Sohu), other current receivables (including other current receivables from Sina and Sohu) and current prepayments; provided, however, that prepayments in excess of one year shall not be deemed “Current Assets”; provided, further, that Current Assets shall exclude any amounts due (or otherwise paid) to the Company or its Subsidiaries from (i) any shareholders of Shanghai iResearch Market Consulting Co., Ltd. and/or (ii) Shanghai Allyes Investment Management Service Department or Shanghai Kuantong Investment Management Service Department.

     “Current Liabilities” means the Company’s current liabilities (other than Indebtedness) computed in accordance with GAAP, consistent with past practice, including, without limitation, accounts payables (including accounts payables to Sina and Sohu), accrued payroll (including salaries, any compensation accruals related to the Company’s “3+1 Plan” (as defined on Section 3.13 of the Seller Disclosure Schedule), and other forms of compensation), Tax payables (including, without limitation, an Tax Liabilities incurred or accrued since January 1, 2010), accrued expenses, other payables and advances from customers.
     “dollar” or “dollars” or “$” means the lawful currency of the United States of America, unless otherwise specified.
     “Encumbrances” means any Lien, voting agreement, voting trust, proxy, option, right of purchase, right of first refusal, right of first offer, restriction on transfer or any other similar arrangement or restriction of any kind whatsoever, including any restriction on transfer of other assignment, as security or otherwise, of or relating to use, voting, receipt of income or exercise of any other attribute of ownership.
     “GAAP” means United States of America generally accepted accounting principles.
     “Indebtedness” means at a particular time, without duplication, any indebtedness of the Company and its Subsidiaries (i) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) evidenced by any note, bond, debenture or other debt security, (iii) for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than in the case of clause (ii) or (iii), trade payables and other current liabilities incurred in the ordinary course of business), (iv) arising from any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) arising from any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) secured by a Lien (other than a license) on a Person’s assets, and (viii) arising from any bonuses or phantom equity payments in connection with the transactions contemplated by this Agreement.
     “Indebtedness Amount” means, as of any particular time, an amount equal to the Company’s and its Subsidiaries’ Indebtedness as of such time, determined on a consolidated basis in accordance with GAAP, consistent with past practice.
     “Intellectual Property Rights” means all (i) patents, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), (ii) trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works, (iv) computer software (including, without limitation, source code, executable code, data, data bases and documentation thereof) (“Software”), (v) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (vi) Internet domain names and web sites, (vii) other intellectual property rights, (viii) registrations and applications for registration for any of the foregoing, and (ix) copies and tangible embodiments thereof (in whatever form or medium).
     “Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, shares, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.
     “knowledge” and “aware” and any other term of similar import means, with respect to the Seller, the actual knowledge after due inquiry of Jason Nanchun Jiang and Alex Deyi Yang.
     “Key Employee” means any person listed on Schedule 11.1 attached hereto and any other person who at any time was employed by the Company or any of its Subsidiaries (i) as a general manager (or any position senior thereto) or (ii) as part of the Company’s or any of its Subsidiaries technical teams for the development of advertising serving technologies (but excluding staff serving exclusively IT roles).
     “Liability” means any debt, liability or obligation, whether arising under any law, contract, agreement, arrangement, commitment, undertaking or otherwise.
     “Lien” or “Liens” means any mortgage, pledge, security interest, encumbrance, lien, license, limitation, condition, or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).
     “Loss” or “Losses” means all orders, decrees, rulings, damages, penalties, fines, costs, amounts paid in settlement in accordance with Article V, liabilities, losses, expenses and fees (including, without limitation, arbitral tribunal costs and reasonable attorneys’ fees and expenses).
     “Material Adverse Effect” means any event, fact, circumstance or condition that has had or would reasonably be expected to have a material adverse effect upon the business, operations, financial condition, operating results or assets of the Company and its Subsidiaries, taken as a whole, or the ability of the Seller to consummate the transactions contemplated by this Agreement; provided that none of the following, either alone or in combination, shall be considered in determining whether a breach of a representation, warranty, covenant or agreement qualified by the term “Material Adverse Effect” has occurred: (i) a change in general economic conditions that does not have a materially disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries, taken as a whole; (ii) any event, fact, circumstance or condition resulting primarily from the announcement or pendency of the transactions contemplated by this Agreement; (iii) any event, fact, circumstance or condition to the extent attributable to changes in applicable laws, rules, regulations, orders or other binding directives issued by any governmental entity; (iv) changes in GAAP (after the date hereof); (v) any act of terrorism, declaration of war or other global unrest or international hostilities; and (vi) any event, fact, circumstance or condition that results from any action taken at the request of the Purchaser or as required by the terms of this Agreement.

     “Net Working Capital Amount” means the result of (i) the Company’s Current Assets (other than Cash) as of the Closing, minus (ii) the Company’s Current Liabilities as of the Closing.
     “Non-Competition Period” shall mean three years from the Closing Date; provided, however, that the Non-Competition Period shall be one year from the Closing Date when the provisions in Section 6.1 are applied to any Competing Business provided or delivered on or by means of mobile devices.
     “Non-Solicitation Period” shall mean two years from the Closing Date.
     “Permitted Liens” means (i) Tax Liens with respect to Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations; (iii) interests or title of a lessor under any of the Leases; (iv) mechanics’, materialmen’s or contractors’ Liens or encumbrances or any similar Lien or restriction for amounts not yet due and payable; (v) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of such Person or detracting from the value of the assets of such Person and (vi) Liens that do not materially affect the ownership or use of the underlying Transferred Asset or Intellectual Property Right owned by the Company or any of its Subsidiaries for the purpose such asset or right is being utilized for by the Company or its Subsidiaries on the Closing Date.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
     “PRC” means the People’s Republic of China.
     “RMB” means Renminbi, the lawful currency of the PRC.
     “SAFE” means State Administration of Foreign Exchange.
     “Share Capital” means (i) in the case of a corporation, any and all share capital, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of share capital, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (v) in any case, any right to acquire any of the foregoing.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, more than 50% of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of members of the board of directors or similar body governing the affairs of such entity, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, more than 50% of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a more than 50% ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated more than 50% of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. With respect to the Company, a Subsidiary shall mean any entity required to be disclosed in Section 3.1.1 of the Seller Disclosure Schedule. Unless the context otherwise requires, the term “Subsidiary” shall refer to a Subsidiary of the Company.
     “Tax” and “Taxes” means, with respect to the Company and any Subsidiary, any PRC (including any subdivision, municipality, province or locality of the PRC or any agency thereof) or other non-PRC taxes, charges, fees, levies, or other similar assessments (including, without limitation, income, receipts, ad valorem, premium, value added, excise, severance, property (whether real or personal property, or whether tangible or intangible property), sales, use, occupation, windfall profits, service, service use, stamp, transfer, transfer gains, licensing, withholding, employment, unemployment, payroll, share, customs duties, profits, license, lease, insurance, social security (or similar), capital, franchise, surplus, alternative or add-on minimum, estimated franchise) imposed in each case by a taxing authority, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person entered into or created on or before the Closing Date.
     “Tax Benefit” means, with respect to a Loss subject to indemnification under Section 5.2.1 or Section 5.2.4, an amount by which the cash Tax liability of a party, with respect to a taxable period, is reduced solely as a result of such Loss (treating any Tax item attributable to such Loss as the last items claimed for any taxable periods).
     “Tax Returns” means any returns, declarations, reports, claims or filings for refund or payment, and any informational returns or statements or other documents filed or required to be filed with a taxing authority in connection with the determination, assessment or collection of Tax or the administration of any laws, regulations or administrative requirements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereto.
     “Transaction Agreements” means this Agreement, the Other Purchase Agreements and the Limited Guarantee.
     Cross-References.
          The following terms are defined in the following Sections of this Agreement:

Term	Section

Acquired Percentage	Recitals
Acquired Shares	Recitals
Agreement	Preface
Cap	Section 5.2.3
Closing	Section 1.3

Term	Section

Closing Date	Section 1.3
Company	Preface
Company Shares	Recitals
Deductible	Section 5.2.3
Fundamental Representations	Section 5.2.2
Indemnification Notice	Section 5.2.5
Indemnified Party	Section 5.2.5
Indemnifying Party	Section 5.2.5
Indemnitee	Section 5.2.1
Inventions Agreement	Section 3.17
Lease	Section 3.9.1
Leased Real Property	Section 3.9.1
Leases	Section 3.9.1
Legal Proceedings	Section 2.5
Licenses	Section 3.13
Limited Representation and Warranty Claim	Section 5.2.3
Other Purchase Agreements	Recitals
Parties	Preface
Pre-Closing Tax Liability	Section 5.2.1(d)
Proceeding	Section 5.2.5
Purchaser	Preface
Purchase Price	Section 1.1
Recent Balance Sheet	Section 3.4
Representative	Preface
Seller	Preface
Survival Date	Section 5.2.2
Third Party Proceeding	Section 5.2.5
Transferred Assets	Section 3.8
ARTICLE XII
MISCELLANEOUS
     12.1 Arbitration.
     All disputes, actions and proceedings arising out of or relating to this Agreement shall be referred to and finally resolved by arbitration in Hong Kong under the UNCITRAL Arbitration Rules in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement which rules are deemed to be incorporated by reference in this Section 12.1. The place of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be one arbitrator agreed to by the Representative and the Purchaser, and if they cannot so agree on such arbitrator within five (5) Business Days of the commencement of the notice of arbitration proceedings, three arbitrators shall be appointed. In such case, two (2) of the arbitrators shall be nominated by the respective Parties, and if either Party shall abstain from nominating its arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator, provided that if such two arbitrators shall fail to choose a third arbitrator within 30 days after such two arbitrators have been selected, the HKIAC, upon the request of either Party, shall appoint a third arbitrator. The third arbitrator shall be the presiding arbitrator. The arbitration shall be conducted in private. Each Party agrees that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the Parties otherwise agree in writing. The arbitral award is final and binding upon all Parties.
     12.2 Consent to Amendments.
     Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the Parties shall bind and inure to the benefit of the successors and assigns of the respective Parties whether so expressed or not. The Purchaser may assign its rights and obligations under this Agreement (including its right to indemnification) at its sole discretion, in whole or in part, to a wholly owned Subsidiary, to one or more of its Affiliates, to any subsequent purchaser of the Purchaser or any material portion of its assets (whether such sale is structured as a sale of shares, a sale of assets, a merger or otherwise) and, for collateral security purposes, to any lender providing financing to the Purchaser and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either the Seller without the prior written consent of the Purchaser, or by the Purchaser (except as otherwise provided in this Section 12.3) without the prior written consent of the Seller.
     12.3 Successors and Assigns.
     Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the Parties shall bind and inure to the benefit of the successors and assigns of the respective Parties whether so expressed or not. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either the Seller without the prior written consent of the Purchaser, or by the Purchaser without the prior written consent of the Seller.
     12.4 Counterparts.
     This Agreement may be executed simultaneously in counterparts (including by means of facsimiled signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same Agreement.
     12.5 Descriptive Headings; Interpretation.
     The descriptive headings of this Agreement and the table of contents are inserted for convenience only and do not constitute a substantive part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. For purposes of this Agreement, when the phrase “transactions contemplated by this Agreement” or phrases or similar import are used, such phrase shall be construed to mean this Agreement and the Other Purchase Agreements.

     12.6 Governing law.
     All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York (United States) without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under State of New York ‘s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would otherwise apply.
     12.7 Representative; Power of Attorney.
     12.7.1 Representative. The Seller hereby appoints and constitutes Focus Media Holding Limited (the “Original Representative”) as the Representative hereunder, to exercise the powers on behalf of the Seller expressly set forth in this Agreement; and the Representative hereby accepts such appointment. The Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of the Seller shall otherwise exist with respect to the Representative. In the event of the liquidation, resignation or inability to act of the Original Representative, the Seller and the other “Sellers” in the Other Purchase Agreement shall by a majority in number promptly appoint a successor Representative and upon written acceptance by such Person to serve as the Representative, such Person shall be the successor Representative (the “Successor Representative”) with all powers of its predecessor and the Original Representative shall be discharged from its duties and obligations hereunder but shall continue to have the benefit of the indemnification set forth in this Section 12.7. Notwithstanding any replacement of the Original Representative hereunder, the provisions of this Section 12.7 shall continue in effect for the benefit of the Original Representative with respect to all actions taken or omitted to be taken by it while acting as the Representative.
     12.7.2 Power of Attorney. The Seller, by its execution of this Agreement, hereby constitutes and appoints the Representative its true and lawful attorney in fact, with full power in his name and on his behalf:
          (a) to act on behalf of the Seller in connection with Article I and Article V (the “Applicable Provisions”), including, without limitation, the power to contest or acquiesce in the determination of the Purchase Price in accordance with Article I; and to act on the Seller’s behalf in connection with any matter as to which the Seller is an “Indemnified Party” or “Indemnifying Party” under Article V hereof (including settling any such claims and paying amounts on the Seller’s behalf in connection therewith); all as the Representative deems necessary or appropriate in its sole discretion (provided that the Representative is acting in accordance with the provisions of this Section 12.7 at all times while acting as the Representative);
          (b) to engage and employ agents and to incur such expenses as the Representative shall deem necessary or prudent in connection with the administration of the foregoing;

          (c) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claim under this Agreement, including service of process in connection with arbitration; and
          (d) in general, to do all things and to perform all acts, including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with the Applicable Provisions (provided that the Representative is acting in accordance with the provisions of this Section 12.7 at all times while acting as the Representative).
          (e) This power of attorney, and all authority hereby conferred in consideration of the mutual covenants and agreements made herein, shall be irrevocable and shall not be terminated by any act of the Seller or by operation of law, whether by the death or incapacity of the Seller or by the occurrence of any other event. The Seller agrees, on a pro rata basis based upon the Seller’s Acquired Percentage, to indemnify the Representative for, and to hold the Representative free and harmless from all loss, damage, liability or cost or expense which it may sustain as a result of any action taken in good faith hereunder, including costs and expenses of successfully defending the Representative against any claim of liability with respect thereto. The Representative may consult with outside counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel.
          (f) The Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder; provided that the Representative shall be reimbursed by the Seller for documented expenses it incurs pursuant to its duties as the Representative under this Agreement.
          (g) The Representative shall not be liable for any act taken or omitted by it as permitted under this Agreement, except to the extent it is finally determined in accordance with Section 12.1 that the actions taken or not taken by the Representative constitute fraud, willful misconduct, gross negligence or were taken or not taken in bad faith. The Representative shall have no liability for acting upon any notice, statement or certificate believed in good faith by the Representative to be genuine (including facsimiles thereof).
          (h) The Seller grants the Representative full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated hereby, as fully to all intents and purposes as the Seller might or could do in person and the Seller acknowledges and agrees that any delivery by the Representative of any waiver, amendment, agreement, certificate or other documents executed by the Representative or any decisions made by the Representative pursuant to this power of attorney shall bind the Seller to such documents or decision as fully as if such holder had executed and delivered such documents or made such decisions (provided that the Representative is acting in accordance with the provisions of this Section 12.7 at all times while acting as the Representative).
          (i) The Seller agrees that Purchaser, its Affiliates (including the Company and its Subsidiaries after the Closing) and other Persons shall be entitled to rely on any action taken by the Representative on behalf of the Seller pursuant to this power of attorney without any obligation to inquire or ascertain whether or the Representative has the applicable power or authority, and that each such action of the Representative hereunder shall be binding on the Seller as fully as if such holder had taken such action (provided that the Representative is acting in accordance with the provisions of this Section 12.7 at all times while acting as the Representative). Upon the written request of the Representative, the Seller shall confirm and ratify any action taken by the Representative pursuant to this power of attorney.
          (j) The Seller represents and warrants to Representative and the Purchaser that the adoption of this power of attorney and the grant of the authority made herein has been duly authorized, executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms, subject to the effect of bankruptcy, or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity). The Seller acknowledges and intends that this power of attorney shall be given full force and effect according to each and all of its terms and provisions.
     12.7.3 Any term or provision of this power of attorney which is invalid or unenforceable, in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this power of attorney or affecting the validity or enforceability of any of the terms or provisions of this power of attorney in any other jurisdiction. If any provision of this power of attorney is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.
     12.8 Notices.
     All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid or (iv) sent by facsimile to the recipient if sent before 5:00 p.m. Hong Kong time on a Business Day. Such notices, demands and other communications shall be sent to the Purchaser, the Seller and the Representative at the addresses indicated below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party:
To the Purchaser:
Asteroid Media Holdings Limited
c/o Silver Lake Asia Limited
33/F Two IFC
8 Finance Street
Central, Hong Kong
Facsimile No: +852.3664.3456
Attn: Eric Chen

with copies (which shall not constitute notice) to:
Kirkland & Ellis International LLP
26/F Gloucester Tower, The Landmark
15 Queen’s Road Central, Central
Hong Kong
Facsimile No.: +852-3761-3301
Attn: XY Li
David Patrick Eich
To the Seller:
Focus Media Holding Limited
28F, No. 369, Zhaofeng World Trade Tower
Jiangsu Road, Shanghai
PRC 200050
Facsimile No.:
Attn:
with a copy (which shall not constitute notice) to:
Latham & Watkins
41/F, One Exchange Square
8 Connaught Place, Central
Hong Kong
Facsimile No.: +852-2522-7006
Attn: David T. Zhang
To the Representative:
Focus Media Holding Limited
28F, No. 369, Zhaofeng World Trade Tower
Jiangsu Road, Shanghai
PRC 200050
Facsimile No.:
Attn:
     12.9 No Strict Construction.
     The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements contemplated hereby. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
     12.10 Entire Agreement.

     This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede any prior understanding, agreements or representations by or between the Parties, written or oral, which may relate to the subject matter hereof in any way.
     12.11 Severability.
     Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
     12.12 No Third-Party Beneficiaries.
     Subject to Article V, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.
     12.13 Limitation on Damages. Notwithstanding anything contained herein to the contrary and in furtherance of and without limiting the foregoing, neither the Seller nor the Purchaser will be entitled, after the Closing, to any recovery under this Agreement for its own special, exemplary or punitive damages or for lost profits.
     12.14 Exclusivity. The Seller shall, and shall cause its controlled Affiliates and direct its and their respective representatives, agents, financial advisors, attorneys, other consultants, employees, officers and directors (such Affiliates and others, including, e.g., advisors to such affiliates, collectively, “Seller Representatives”) to, cease and terminate immediately, until the earlier of the Closing of this Agreement or its earlier termination in accordance with Article X, all solicitations, initiations, encouragements, activities, discussions and/or negotiations with any person or entity conducted prior to the date hereof with respect to any proposed, potential or contemplated Alternative Transaction (as defined below). In addition, during the period from the date of this Agreement through the earlier of the Closing of this Agreement or its earlier termination in accordance with Article X, the Seller shall not, and the Seller shall direct its respective Seller Representatives not to, directly or indirectly, (i) knowingly solicit, initiate or encourage the submission of, any proposal or indication of interest relating to an Alternative Transaction, (ii) knowingly participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction, or (iii) authorize, engage in or enter into any agreement or understanding with respect to, any Alternative Transaction. For purposes hereof “Alternative Transaction” means (i) any investment in or capital contribution to (in each case by a party other than the Seller, the Company or a Subsidiary of the Company, as the case may be) or reorganization, dissolution, liquidation or recapitalization of all or any portion of, the Company or any Subsidiary of the Company, (ii) any merger, consolidation, share exchange or other similar transaction involving all or any portion of the Company or any Subsidiary of the Company,

(iii) other than in the ordinary course of business, any sale or other disposition of a material portion of the assets of, any issuance, or sale or transfer of any equity interests in, or any loan to, the Company or any Subsidiary of the Company or (iv) any similar transaction or business combination involving all or a material portion of the assets of the Company or any Subsidiary of the Company or the business or share capital or a material portion of the assets of the Company or any Subsidiary of the Company, in each case other than the transactions contemplated by this Agreement.
* * * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement on the date first written above.

THE PURCHASER: ASTEROID MEDIA HOLDINGS LIMITED
By:	/s/ Xun (Eric) Chen
	Name:	Xun (Eric) Chen
	Title:	Director

THE SELLER: FOCUS MEDIA HOLDING LIMITED
By:	/s/ Alex Deyi Yang
	Name:	Alex Deyi Yang
	Title:	General Manager and Director

Signature Page to Share Purchase Agreement